Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization (“Agreement”) is made and entered into as of April 5, 2010, by and among:  Accelrys, Inc., a Delaware corporation (“Parent”); Alto Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and Symyx Technologies, Inc., a Delaware corporation (the “Company”).  Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

A.            Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the DGCL (the “Merger”).  Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

B.             It is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code.

C.             The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.

D.             In order to induce Parent to enter into this Agreement and cause the Merger to be consummated, certain stockholders of the Company are executing voting agreements in favor of Parent concurrently with the execution of this Agreement (the “Company Stockholder Voting Agreements”).

E.             In order to induce the Company to enter into this Agreement and consummate the Merger, certain stockholders of Parent are executing voting agreements in favor of the Company concurrently with the execution of this Agreement (the “Parent Stockholder Voting Agreements”).

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1.               Description of Transaction

1.1           Merger of Merger Sub into the Company.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company.  By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2           Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3           Closing; Effective Time.  The consummation of the Merger (the “Closing”) shall take place at the offices of Cooley Godward Kronish llp, 3175 Hanover Street, Palo Alto, California, on a date to be designated jointly by Parent and the Company, which shall be no later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than the conditions, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions).  The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and concurrently with or as soon as practicable following the Closing shall be filed with the Secretary of State of the State of Delaware.  The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be designated jointly by Parent and the Company and specified in such certificate of merger (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.

1.4           Certificate of Incorporation and Bylaws; Directors and Officers.

(a)           The Certificate of Incorporation of the Surviving Corporation shall be amended and restated immediately after the Effective Time to read as set forth on Exhibit B;

(b)           The Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to read as set forth on Exhibit C; and

(c)           The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

1.5           Conversion of Shares.

(a)           Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i)            any shares of Company Common Stock held by any wholly-owned Subsidiary of the Company immediately prior to the Effective Time (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)           any shares of Company Common Stock held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time  shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii)          except as provided in clauses “(i)” and “(ii)” above and subject to Sections 1.5(c) and 1.5(d), each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.7802 of a share of Parent Common Stock (such number as may be adjusted in accordance with Section 1.5(b), the “Exchange Ratio”); and

(iv)           each share of the Common Stock, $0.001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b)           If, during the period from the date of this Agreement through the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company or Parent during such period, then the Exchange Ratio shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action.

2.

(c)           If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with the Company or under which the Company has any rights, then (except to the extent provided in any binding agreement between the Company and the holder thereof): (i) the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition; and (ii) the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.  Prior to the Effective Time, the Company shall use commercially reasonable efforts to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other Contract.

(d)           No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued.  Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Company Stock Certificate(s) (as defined in Section 1.6), or non-certificated shares of Company Common Stock represented by book entry (“Book Entry Shares”) be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the NASDAQ Global Market on the Closing Date.

1.6           Closing of the Company’s Transfer Books.  At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of Book Entry Shares or of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive shares of Parent Common Stock as contemplated by Section 1.5, cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.5(d) and any dividends or other distributions pursuant to Section 1.7(c); and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time.  No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time.  If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) or a Book Entry Share is presented to the Exchange Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate or Book Entry Share shall be canceled and shall be exchanged as provided in Section 1.7.

1.7           Exchange of Certificates.

(a)           On or prior to the Closing Date, Parent shall select a reputable bank or trust company reasonably satisfactory to the Company to act as exchange agent in the Merger (the “Exchange Agent”).  Promptly after the Effective Time, Parent shall cause to be deposited with the Exchange Agent: (i) certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.5; and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(d).  The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares of Parent Common Stock, are referred to collectively as the “Exchange Fund.”

(b)           Promptly after the Effective Time, the Exchange Agent will mail to the Persons who were record holders of Company Stock Certificates or Book Entry Shares immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and the Company shall reasonably approve prior to the Effective Time (including a provision confirming that delivery of Company Stock Certificates or Book Entry Shares shall be effected, and risk of loss and title to Company Stock Certificates or Book Entry Shares shall pass, only upon delivery of such Company Stock Certificates or  Book Entry Shares to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates or Book Entry Shares in exchange for certificates representing Parent Common Stock.  Upon surrender of a Company Stock Certificate or Book Entry Shares to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate or Book Entry Shares shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.5(d) and any dividends or other distributions pursuant to Section 1.7(c)); and (B) the Company Stock Certificate or Book Entry Shares so surrendered shall be canceled.  Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate and Book Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 1.5.  If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and indemnification obligation against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

3.

(c)           No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid or otherwise delivered to the holder of any unsurrendered Company Stock Certificate or Book Entry Share with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or Book Entry Share in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d)           Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates and Book Entry Shares as of the date that is one year after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates or Book Entry Shares who have not theretofore surrendered their Company Stock Certificates or Book Entry Shares in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock.

(e)           Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement.  To the extent such amounts are so deducted or withheld and timely paid to the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)           Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or other Legal Requirement.

4.

1.8           Tax Consequences.  For U.S. federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code.  The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.9           Further Action.  If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Section 2.              Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 2 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears; and (b) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure is intended to qualify such representation and warranty):

2.1           Subsidiaries; Due Organization; Etc.

(a)           Exhibit 21 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 identifies each Subsidiary of the Company and indicates its jurisdiction of organization. Neither the Company nor any of the Entities identified in Exhibit 21 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in said Exhibit 21 and the other Entities identified in Part 2.1(a) of the Company Disclosure Schedule.  No Symyx Corporation has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)           Each of the Symyx Corporations is a corporation duly organized, validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing) under the laws of the jurisdiction of its incorporation and has all necessary power and authority:  (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)           Each of the Symyx Corporations is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have a Company Material Adverse Effect.

2.2           Certificate of Incorporation and Bylaws.  The Company has delivered or Made Available to Parent accurate and complete copies of the certificate of incorporation, bylaws, memorandum of association and articles of association or equivalent governing documents of each of the Symyx Corporations, including all amendments thereto. The Company has delivered or Made Available to Parent accurate and complete copies of: (a) the charters of all committees of the Company Board; and (b) any code of conduct, corporate governance policies or principles, related party transaction policy, stock ownership guidelines, whistleblower policy, disclosure committee charter or similar codes, policies, or guidelines adopted by any of the Symyx Corporations or by the board of directors, or any committee of the board of directors, of any of the Symyx Corporations.

5.

2.3           Capitalization, Etc.

(a)           The authorized capital stock of the Company consists of:  (i) 60,000,000 shares of Company Common Stock, of which 34,791,879 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 10,000,000 shares of Company Preferred Stock, of which no shares have been issued or are outstanding.  All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.  None of the Symyx Corporations (other than the Company) holds any shares of Company Common Stock or any rights to acquire shares of Company Common Stock.

(b)           Except as set forth in Part 2.3(b) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock.  None of the Symyx Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities, except for the Company’s right to repurchase or reacquire restricted shares of Company Common Stock held by an employee of the Company upon termination of such employee’s employment or upon any other forfeiture of a vesting condition.

(c)           As of the date of this Agreement: (i) 3,655,668 shares of Company Common Stock are subject to issuance pursuant to Company Options; (ii) 1,879,110 shares of Company Common Stock are reserved for future issuance pursuant to the 1999 Employee Stock Purchase Plan (the “Company ESPP”); (iii) 300,675 shares of Company Common Stock are reserved for future issuance pursuant to Company RSUs; and (iv) 6,039,772 shares of Company Common Stock are reserved for future issuance pursuant to Company Equity Awards not yet granted under the Company Option Plans.

(d)           The Company has Made Available to Parent a complete and accurate list that sets forth with respect to each Company Equity Award outstanding as of the date of this Agreement the following information: (i) the particular plan (if any) pursuant to which such Company Equity Award was granted; (ii) the name of the holder of such Company Equity Award; (iii) the type of Company Equity  Award (whether a Company Option, a Company RSU, or another type of Company Equity Award); (iv) the number of shares of Company Common Stock subject to such Company Equity Award; (v) the per share exercise price (if any) of such Company Equity Award; (vi) the applicable vesting schedule (including a description of any acceleration provisions), and the extent to which such Company Equity Award is vested and exercisable, if applicable; (vii) the date on which such Company Equity Award was granted; (viii) the date on which such Company Equity Award expires (if applicable); (ix) if such Company Equity Award is a Company Option, whether such Company Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option; and (x) if such Company Equity Award is in the form of Company RSUs, the dates on which shares of Company Common Stock are scheduled to be delivered, if different from the applicable vesting schedule.  The Company has Made Available to Parent accurate and complete copies of all equity plans pursuant to which any outstanding Company Equity Awards were granted by the Company, and the forms of all agreements evidencing such Company Equity Awards. The exercise price of each Company Option is not less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option. All grants of Company Equity Awards were recorded on the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Documents (as defined in Section 2.4(a)) in accordance with GAAP, and no such grants involved any “back dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the Symyx Corporations.  Each Company Equity Award was granted in accordance with the terms of the Company Employee Plan applicable thereto.

6.

(e)           Except as set forth in Sections 2.3(a) and 2.3(c), there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Symyx Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Symyx Corporations; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Symyx Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that would reasonably be expected to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Symyx Corporations.

(f)           All outstanding shares of Company Common Stock, and all Company Equity Awards and other securities of the Symyx Corporations, have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(g)           All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

2.4           SEC Filings; Financial Statements.

(a)           The Company has Made Available (or made available on the SEC website) to Parent accurate and complete copies of all registration statements, proxy statements, Company Certifications (as defined below) and other statements, reports, schedules, forms, exhibits and other documents filed by the Company with the SEC, including all amendments thereto since January 1, 2008 (collectively, the “Company SEC Documents”).  All statements, reports, schedules, forms, exhibits and other documents required to have been filed by the Company or its officers with the SEC since January 1, 2008 have been so filed on a timely basis.  None of the Company’s Subsidiaries is required to file any documents with the SEC.  As of the time filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Each of the certifications and statements relating to the Company SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Company SEC Documents (collectively, the “Company Certifications”) is accurate and complete, and complies as to form and content with all applicable Legal Requirements. As used in Section 2.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff in accordance with the applicable requirements of the Securities Act or the Exchange Act (as the case may be).

7.

(b)           The Company maintains, and at all times since January 1, 2008 has maintained, disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are designed to ensure that all material information concerning the Symyx Corporations required to be disclosed by the Company in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. The Company has delivered or Made Available to Parent accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. The Company is, and has been at all times since January 1, 2008, in compliance in all material respects with the applicable listing requirements of the NASDAQ Global Market, and has not since January 1, 2008 received any notice asserting any non-compliance with the listing requirements of the NASDAQ Global Market.

(c)           The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which were or will be material); and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Symyx Corporations are required by GAAP to be included in the consolidated financial statements of the Company.

(d)           The Company’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) to the knowledge of the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.  All non-audit services performed by the Company’s auditors for the Symyx Corporations that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

(e)           The Company maintains, and at all times since January 1, 2008 has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Symyx Corporations; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Symyx Corporations that could have a material effect on the financial statements. The Company has delivered or Made Available to Parent accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.  The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal years ended December 31, 2008 and December 31, 2009, and, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2008 and December 31, 2009, respectively.  To the knowledge of the Company, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, since January 1, 2008, neither the Company nor any of its Subsidiaries nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Symyx Corporations; (B) any illegal act or fraud, whether or not material, that involves the Company’s management or other employees; or (C) any claim or allegation regarding any of the foregoing.

8.

(f)            Part 2.4(f) of the Company Disclosure Schedule lists, and the Company has delivered or Made Available to Parent accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) currently in effect or effected by any of the Symyx Corporations since January 1, 2008. None of the Symyx Corporations has any obligation or other commitment to become a party to any such “off-balance sheet arrangements” in the future.

2.5           Absence of Changes.  Except as set forth in Part 2.5 of the Company Disclosure Schedule, since December 31, 2009 through the date of this Agreement:

(a)            there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to result in a Company Material Adverse Effect;

(b)            there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Symyx Corporations (whether or not covered by insurance);

(c)            none of the Symyx Corporations has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities (other than repurchase of restricted Company Common Stock in connection with termination of employment of the previous holder of such Company Common Stock that were made in the ordinary course of business and consistent with past practices);

(d)            none of the Symyx Corporations has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options or Company RSUs); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options and Company RSUs identified in Part 2.5(d) of the Company Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

9.

(e)            the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under: (i) any provision of any of the Company Option Plans; or (ii) any provision of any Contract evidencing any outstanding Company Equity Award;

(f)            there has been no amendment to the certificate of incorporation or bylaws of the Company, and none of the Symyx Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g)           the Symyx Corporations have not made any capital expenditures that in the aggregate exceeded $1,000,000;

(h)           none of the Symyx Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other material indebtedness;

(i)            none of the Symyx Corporations has: (i) lent money to any Person (other than routine travel advances made to employees in the ordinary course of business); or (ii) incurred or guaranteed any indebtedness for borrowed money;

(j)            none of the Symyx Corporations has: (i) adopted, established or entered into any Company Employee Plan or Company Employee Agreement; (ii) caused or permitted any Company Employee Plan or Company Employee Agreement to be amended in any material respect; or (iii) materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to any of its directors, officers or other employees;

(k)           none of the Symyx Corporations has changed any of its methods of accounting or accounting practices in any material respect except as required by concurrent changes in GAAP or SEC rules and regulations;

(l)            none of the Symyx Corporations has made any material Tax election;

(m)           none of the Symyx Corporations has commenced or settled any Legal Proceeding;

(n)           none of the Symyx Corporations has entered into any material transaction or taken any other material action other than in the ordinary course of business and consistent with past practices; and

(o)           none of the Symyx Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(n)” above.

2.6           Title to Assets.  The Symyx Corporations own, and have good and valid title to, all assets purported to be owned by them, including: (a) all assets reflected on the Company Audited Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Company Audited Balance Sheet); and (b) all other assets reflected in the books and records of the Symyx Corporations as being owned by the Symyx Corporations.  All of said assets are owned by the Symyx Corporations free and clear of any Encumbrances, except for: (i) any liens for current Taxes not yet due and payable; (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Symyx Corporations; and (iii) liens described in Part 2.6 of the Company Disclosure Schedule. The Symyx Corporations are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Company Audited Balance Sheet; and (B) all other assets reflected in the books and records of the Symyx Corporations as being leased to the Symyx Corporations, and the Symyx Corporations enjoy undisturbed possession of such leased assets.

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2.7           Loans; Customers.

(a)           Part 2.7(a) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Symyx Corporations to any Company Associate, other than routine travel advances made to directors or officers or other employees in the ordinary course of business.

(b)           Part 2.7(b) of the Company Disclosure Schedule accurately identifies Symyx Corporations’ top 25 customers in each of the fiscal years ended in December 31, 2008 and December 31, 2009 based on the revenues received by Symyx Corporations in these years (excluding revenues received from customers that are solely customers of the HPR Business).  The Company has not received any notice or other communication, and has not received any other information, indicating that any customer or other Person identified or required to be identified in Part 2.7(b) of the Company Disclosure Schedule may cease dealing with or materially reduce its orders from any of the Symyx Corporations.

2.8           Equipment; Real Property; Leasehold.

(a)           All material items of equipment and other tangible assets owned by or leased to the Symyx Corporations (except for the assets related solely to the HPR Business) are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Symyx Corporations in the manner in which such businesses are currently being conducted.

(b)           Except as set forth in Part 2.8(b) of the Disclosure Schedule, no Symyx Corporation owns any real property.

(c)           Part 2.8(c) of the Company Disclosure Schedule sets forth an accurate and complete list of each lease pursuant to which any of the Symyx Corporations leases real property from any other Person.  All real property leased to the Symyx Corporations pursuant to the real property leases identified or required to be identified in Part 2.8(c) of the Company Disclosure Schedule, including all buildings, structures, fixtures and other improvements leased to the Symyx Corporations, is referred to as the “Symyx Leased Real Property.” To the knowledge of the Company, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any Symyx Leased Real Property.  Part 2.8(c) of the Company Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Company Contracts granting to any Person (other than any Symyx Corporation) a right of use or occupancy of any of the Symyx Leased Real Property. Except as set forth in the leases or subleases identified in Part 2.8(c) of the Company Disclosure Schedule, there is no Person in possession of any Symyx Leased Real Property other than a Symyx Corporation. Since January 1, 2008, none of the Symyx Corporations has received any written notice (or, to the knowledge of the Company, any other communication, whether written or otherwise) of a default, alleged failure to perform, or any offset or counterclaim with respect to any occupancy agreement with respect to any Symyx Leased Real Property which has not been fully remedied and withdrawn.

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2.9           Intellectual Property.

(a)           Part 2.9(a) of the Company Disclosure Schedule accurately identifies:

(i)            in Part 2.9(a)(i) of the Company Disclosure Schedule: (A) each material item of Registered IP in which any of the Symyx Corporations has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) and that is either: (1) bundled, included, used in, licensed or distributed with any Active Company Product or Active Company Product Software or part of any Active Company Product or Active Company Product Software; or (2) used to manufacture, develop, support, maintain or test any Active Company Product or Active Company Product Software and is not generally available on standard terms (the “Symyx Material Registered IP”); (B) the jurisdiction in which such Symyx Material Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Symyx Material Registered IP and the nature of such ownership interest; and

(ii)           in Part 2.9(a)(ii) of the Company Disclosure Schedule: (A) each Contract pursuant to which any material Intellectual Property Rights or material Intellectual Property is licensed to any Symyx Corporation (other than software license agreements for any third-party non-customized software that is generally available to the public at a cost of less than $100,000 and that is not contained or included in or provided with any Active Company Product (collectively, “Company Non-Customized Software Licenses”); and (B) whether these licenses are exclusive or nonexclusive (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license).

(b)           The Company has delivered or Made Available to Parent an accurate and complete copy of each standard form of the following documents and Contracts used by any Symyx Corporation at any time since January 1, 2008: (i) terms and conditions with respect to the distribution, sale, lease, license or provisioning of any Active Company Product or Active Company Product Software; (ii)  Company Employee Agreement or similar Contract containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision (except for Intellectual Property, Intellectual Property Rights or confidentiality provisions which are solely related to the HPR Business); or (iii) consulting or independent contractor agreement or similar Contract containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision (except for Intellectual Property, Intellectual Property Rights or confidentiality provisions which are solely related to the HPR Business).

(c)           The Symyx Corporations exclusively own all right, title and interest to and in the Company IP (other than Intellectual Property Rights or Intellectual Property licensed to the Company, as identified in Part 2.9(a)(ii) of the Company Disclosure Schedule or pursuant to Company Non-Customized Software Licenses) free and clear of any Encumbrances (other than non-exclusive licenses granted by any Symyx Corporation in connection with the sale or license of Company Products in the ordinary course of business).  Without limiting the generality of the foregoing:

(i)            all documents and instruments necessary to perfect the rights of the Symyx Corporations in the Company IP that is Symyx Material Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii)           no Company Associate has any claim, right (whether or not currently exercisable) or interest to or in any Company IP and each Company Associate who is or was involved in the creation or development of any Company IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights to the Symyx Corporations and confidentiality provisions protecting the Company IP;

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(iii)          no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution have been or are being, or are expected to be, used, directly or indirectly, to develop or create, in whole or in part, any Company IP, Active Company Product or Active Company Product Software;

(iv)           each Symyx Corporation has taken sufficient reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by any of the Symyx Corporations, or purported to be held by any of the Symyx Corporations, as a trade secret;

(v)            none of the Symyx Corporations is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate any of the Symyx Corporations to grant or offer to any other Person any license or right to any Company IP; and

(vi)           the Symyx Corporations own or otherwise have, and after the Effective Time the Surviving Corporation will continue to have, all Intellectual Property Rights needed to conduct the business of the Symyx Corporations as conducted as of the date of this Agreement and as currently planned by the Company to be conducted.

(d)            All Company IP that is material to the business of any of the Symyx Corporations is valid, subsisting and enforceable.

(e)            Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or would reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Company IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(f)            To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any Company IP.  Part 2.9(f) of the Company Disclosure Schedule: (i) accurately identifies (and the Company has provided to Parent an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Symyx Corporations or any Representative of any of the Symyx Corporations since January 1, 2008 regarding any actual, alleged or suspected infringement or misappropriation of any Company IP; and (ii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(g)           None of the Symyx Corporations and none of the Company IP, Company Products or Company Product Software has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person.

(h)           No infringement, misappropriation or similar claim or Legal Proceeding is or, since January 1, 2008, has been pending and served or, to the knowledge of the Company, pending and not served or threatened against any Symyx Corporation or against any other Person who is, or has asserted or would reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by any Symyx Corporation with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

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(i)            Except as set forth in Part 2.9(i) of the Company Disclosure Schedule, since January 1, 2008, none of the Symyx Corporations has received any notice or other communication relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Symyx Corporations, the Company Products or the Company Product Software.

(j)            To the Company's knowledge, none of the Active Company Product Software: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Active Company Product Software or any Active Company Product containing or used in conjunction with such Active Company Product Software; or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment made by any Symyx Corporation relating to the use, functionality or performance of such software or any Active Company Product containing or used in conjunction with such Active Company Product Software.

(k)           None of the Symyx Corporations has transferred title to, or granted any exclusive license with respect to, any material Company IP.

(l)            Except as set forth in Part 2.9(l) of the Company Disclosure Schedule, none of the Active Company Product Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(m)           None of the Active Company Product Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) requires or would reasonably be expected to require, or conditions or would reasonably be expected to condition, the use or distribution of such Company Product Software on, the disclosure, licensing or distribution of any Company Source Code for any portion of such Active Company Product Software; or (ii) otherwise imposes or would reasonably be expected to impose any material limitation, restriction or condition on the right or ability of the Company to use or distribute any Active Company Product Software.

(n)           The Symyx Corporations own and possess source code for all Active Company Product Software owned or purported to be owned by the Symyx Corporations. No Company Source Code has been delivered, licensed or made available to any escrow agent or other Person (other than employees of the Symyx Corporations).  None of the Symyx Corporations has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available any Company Source Code to any escrow agent or other Person.

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2.10        Contracts.

(a)           Part 2.10(a) of the Company Disclosure Schedule identifies each Company Contract that constitutes a Company Material Contract.  For purposes of this Agreement, each of the following Company Contracts shall be deemed to constitute a “Company Material Contract”:

(i)            any Company Contract: (A) constituting a Company Employee Agreement; (B) pursuant to which any of the Symyx Corporations or any Company Affiliate is or may become obligated to make any severance, termination or similar payment to any Company Associate or any spouse, heir or Representative of any Company Associate except for severance, termination or similar payments required by applicable Legal Requirements that does not exceed $25,000 per beneficiary; (C) pursuant to which any of the Symyx Corporations or any Company Affiliate is or may become obligated to make any bonus or similar payment (other than payments constituting base salary or commissions paid in the ordinary course of business) in excess of $50,000 to any Company Associate; or (D) pursuant to which any of the Symyx Corporations or any Company Affiliate is or may become obligated to grant or accelerate the vesting of, or otherwise modify, any Company Equity Award;

(ii)           any Company Contract identified or required to be identified in Part 2.9 of the Company Disclosure Schedule;

(iii)          any Company Contract with any distributor and any Company Contract with any other reseller or sales representative, in each case that provides exclusivity rights to any third party;

(iv)           any Company Contract with sole-source or single-source suppliers of tangible products or services;

(v)            any Company Contract that provides for: (A) reimbursement of any Company Associate for, or advancement to any Company Associate of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof; or (B) indemnification of any Company Associate;

(vi)           any Company Contract imposing any restriction on the right or ability of any Symyx Corporation: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as a director, an officer or other employee, a consultant or an independent contractor other than in the ordinary course of business; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; or (F) to transact business with any other Person, in each case which restriction would or would reasonably be expected to materially and adversely affect: (x) the conduct of the business of the Symyx Corporations as currently conducted or as currently is proposed to be conducted; or (y) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, performance, display, creation of derivative works with respect to and/or use of any Company Product;

(vii)         any Company Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts entered into in the ordinary course of business or that do not deviate in any material respect from the standard forms of end-user licenses previously delivered or Made Available by the Company to Parent;

(viii)        any Company Contract relating to any currency hedging;

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(ix)           any Company Contract requiring that any of the Symyx Corporations give any notice or provide any information to any Person prior to responding to or prior to accepting any Company Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Company Acquisition Transaction;

(x)           any Company Contract relating to the lease or sublease of Symyx Leased Real Property;

(xi)           any Company Contract that: (A) involves orders aggregated by customer in an amount in excess of $500,000 in the fiscal year ending December 31, 2009 or the following fiscal years; (B) requires by its terms the payment or delivery of cash or other consideration by the Symyx Corporations in an amount or having a value in excess of $500,000 in the fiscal year ending December 31, 2009 or the following fiscal years;

(xii)         any Company Contract material to the business of the Symyx Corporation as currently conducted that has a term of more than one year and that may not be terminated by a Symyx Corporation (without penalty in excess of $50,000) within 120 days after the delivery of a termination notice by such Symyx Corporation (other than confidentiality or nondisclosure agreements entered into by any Symyx Corporation in the ordinary course of business); and

(xiii)        any Company Contract, the termination of which would reasonably be expected to have a Company Material Adverse Effect.

The Company has delivered or Made Available to Parent an accurate and complete copy of each Company Material Contract.

(b)            Each Company Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)            Except as set forth in Part 2.10(c) of the Company Disclosure Schedule: (i) none of the Symyx Corporations has violated or breached in any material respect, or committed any default in any material respect under, any Company Material Contract; (ii) to the knowledge of the Company, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any Company Material Contract; (iii) to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a violation or breach in any material respect of any of the provisions of any Company Material Contract; (B) give any Person the right to declare a default in any material respect under any Company Material Contract; (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (D) give any Person the right to accelerate the maturity or performance of any Company Material Contract; (E) result in the disclosure, release or delivery of any Company Source Code; or (F) give any Person the right to cancel, terminate or modify any Company Material Contract; and (iv) since January 1, 2008, none of the Symyx Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Material Contract.

2.11        Liabilities.  None of the Symyx Corporations has any accrued contingent or other liabilities of the type required to be disclosed, accrued or reserved in the liabilities column of a balance sheet prepared in accordance with GAAP, except for: (a) liabilities identified as such, or specifically reserved against, in the Company Audited Balance Sheet; (b) liabilities that have been incurred by the Symyx Corporations since the date of the Company Audited Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Symyx Corporations pursuant to the express terms of Company Contracts; (d) liabilities under this Agreement or incurred in connection with the Contemplated Transactions; and (e) liabilities described in Part 2.11 of the Company Disclosure Schedule.

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2.12         Compliance with Legal Requirements.  Each of the Symyx Corporations is, and has at all times since January 1, 2008 been, in compliance in all material respects with all applicable Legal Requirements.  Since January 1, 2005, none of the Symyx Corporations has received any notice or other communication from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

2.13         Certain Business Practices.  None of the Symyx Corporations, and (to the knowledge of the Company) no Representative of any of the Symyx Corporations with respect to any matter relating to any of the Symyx Corporations, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other payment that violated any Legal Requirement.

2.14         Governmental Authorizations.

(a)           The Symyx Corporations hold all material Governmental Authorizations necessary to enable the Symyx Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted, including all Governmental Authorizations required under Environmental Laws.  All such Governmental Authorizations are valid and in full force and effect.  Each Symyx Corporation is, and at all times since January 1, 2008 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations.  Since January 1, 2008, none of the Symyx Corporations has received any notice or other communication from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

(b)           Part 2.14(b) of the Company Disclosure Schedule describes the terms of each grant, incentive or subsidy provided or made available to or for the benefit of any of the Symyx Corporations by any U.S. federal, state or local Governmental Body or any foreign Governmental Body or otherwise.  Each of the Symyx Corporations is in full compliance with all of the terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 2.14(b) of the Company Disclosure Schedule.  Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other Contemplated Transactions, does, will or would reasonably be expected to (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 2.14(b) of the Company Disclosure Schedule.

2.15        Tax Matters.

(a)           Each of the Tax Returns required to be filed by or on behalf of the respective Symyx Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Symyx Corporation Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements.  All amounts shown on the Symyx Corporation Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

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(b)           The Company Audited Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the date of the Company Audited Balance Sheet.

(c)           Except as set forth in Part 2.15(c) of the Company Disclosure Schedule, to the knowledge of the Symyx Corporation, no Symyx Corporation and no Symyx Corporation Return is subject to (or since January 1, 2008 has been subject to) with an audit by any Governmental Body.  No extension or waiver of the limitation period applicable to any of the Symyx Corporation Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Symyx Corporation.

(d)           No claim or Legal Proceeding is pending or, to the knowledge of the Company, has been threatened against or with respect to any Symyx Corporation in respect of any material Tax.  There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Symyx Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Symyx Corporations and with respect to which adequate reserves for payment have been established on the Company Audited Balance Sheet).  There are no liens for material Taxes upon any of the assets of any of the Symyx Corporations except liens for current Taxes not yet due and payable.  None of the Symyx Corporations has been, and none of the Symyx Corporations will be, required to include any adjustment in taxable income for U.S. federal income tax purposes for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(e)           No written claim has ever been made by any Governmental Body in a jurisdiction where a Symyx Corporation does not file a Tax Return that it is or may be subject to taxation by that jurisdiction which has resulted or would reasonably be expected to result in an obligation to pay material Taxes.

(f)           There are no Contracts relating to the allocating, sharing or indemnification of Taxes to which any Symyx Corporation is a party, other than (i) commercially reasonable agreements providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by any Symyx Corporation; (ii) commercially reasonable agreements for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the ordinary course of business; and (iii) provisions of Company Employee Plans compensating employees for any increase in taxation of such employee’s income resulting from the performance of work for any of the Symyx Corporations outside of such employee’s country of residence.

(g)           No Symyx Corporation has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(h)           No Symyx Corporation is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

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(i)            No Symyx Corporation has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which a Symyx Corporation may be subject, other than the affiliated group of which the Company is the common parent. No Symyx Corporation has any liability for taxes of a predecessor or transferor that became a liability of the successor or transferee by operation of law.

(j)            The Company has disclosed on its federal income Tax Returns all positions that could give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

(k)           No Symyx Corporation has participated in, or is currently participating in, (i) a “Reportable Transaction” within the meaning of United States Treasury Regulation Section 1.6011-4(b)(1); or (ii) a “Listed Transaction” within the meaning of United States Treasury Regulation Section 1.6011-4(b)(2).

2.16        Employee and Labor Matters; Benefit Plans.

(a)            Except as set forth in Part 2.16(a) of the Company Disclosure Schedule or as required by applicable Legal Requirements, the employment of each of the Symyx Corporations’ employees is terminable by the applicable Symyx Corporation at will.

(b)            Except as set forth in Part 2.16(b) of the Company Disclosure Schedule, none of the Symyx Corporations is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of any of the Symyx Corporations.  There has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the Symyx Corporations or any of their employees. There is not now pending, and, to the knowledge of the Company, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity or dispute.  Except as set forth in Part 2.16(b) of the Company Disclosure Schedule, there is no claim or grievance pending or, to the knowledge of the Company, threatened relating to any Company Employee Agreement, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers' compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints.

(c)           The Company has delivered or Made Available to Parent an accurate and complete list, by country and as of the date hereof, of each Company Employee Plan and each Company Employee Agreement.  None of the Symyx Corporations intends, and none of the Symyx Corporations has committed, to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing or as required by this Agreement).

(d)           The Company has delivered or Made Available to Parent accurate and complete copies of: (i) all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under applicable Legal Requirements in connection with each Company Employee Plan; (iii) if the Company Employee Plan is subject to any minimum funding standards (including those of Section 302 of ERISA), the most recent annual and periodic accounting of Company Employee Plan assets, if any; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA or any similar Legal Requirement with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (vii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

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(e)           Each of the Symyx Corporations and Company Affiliates has performed in all material respects all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms.  Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code.  All Company Employee Plans required to have been approved by any foreign Governmental Body have been so approved, no such approval has been revoked (or, to the knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Company Employee Plan that would reasonably be expected to materially affect any such approval relating thereto or materially increase the costs relating thereto.  Each Company Employee Plan intended to be tax qualified under applicable Legal Requirements is so tax qualified, and no event has occurred and no circumstance or condition exists that would reasonably be expected to result in the disqualification of any such Company Employee Plan.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan.  Each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Effective Time in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, any of the Symyx Corporations or any Company Affiliate (other than any liability for ordinary administration expenses).  There are no audits or inquiries pending or, to the knowledge of the Company, threatened by the IRS, the DOL or any other Governmental Body with respect to any Company Employee Plan.  Except as set forth in Part 2.16 of the Company Disclosure Schedule, there are no pending or, to the knowledge of the Company, threatened claims or Legal Proceedings involving any Company Employee Plan other than routine claims for benefits.  None of the Symyx Corporations, and no Company Affiliate, has ever incurred any material penalty or Tax with respect to any Company Employee Plan under applicable Legal Requirements.  Each of the Symyx Corporations and Company Affiliates has made all contributions and other payments required by and due under the terms of each Company Employee Plan.  Neither the terms nor the performance of any Company Employee Agreement or Company Employee Plan would reasonably be expected to result in gross income inclusion prior to, on or after the Effective Time pursuant to Section 409A(a)(1)(A) of the Code.

(f)            None of the Symyx Corporations, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code.  No Company Employee Plan is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.  None of the Symyx Corporations, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any Company Pension Plan in which stock of any of the Symyx Corporations or any Company Affiliate is or was held as a plan asset.  The fair market value of the assets of each funded Company Foreign Plan, the liability of each insurer for any Company Foreign Plan funded through insurance, or the book reserve established for any Company Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Company Foreign Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and no Contemplated Transaction will cause any such assets or insurance obligations to be less than such benefit obligations.  There are no liabilities of the Symyx Corporations with respect to any Company Employee Plan that are not properly accrued and reflected in the financial statements of the Company in accordance with GAAP.

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(g)           No Company Employee Plan that is an employee welfare benefit plan (whether or not ERISA applies to such Company Employee Plan) is, in whole or in part, self-funded or self-insured.  No Company Employee Plan provides (except at no cost to the Symyx Corporations or any Company Affiliate), or reflects or represents any liability of any of the Symyx Corporations or any Company Affiliate to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements.  Other than commitments made that involve no future costs to any of the Symyx Corporations or any Company Affiliate, none of the Symyx Corporations nor any Company Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Associate (either individually or to Company Associates as a group) or any other Person that such Company Associate(s) or other Person would be provided with post-termination or retiree life insurance, post-termination or retiree health benefit or other post-termination or retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(h)           Except as set forth in Part 2.16(h) of the Company Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or would reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate.

(i)            Except as set forth in Part 2.16(i) of the Company Disclosure Schedule, each of the Symyx Corporations and Company Affiliates: (i) is, and since January 1, 2008 has been, in compliance in all material respects with all Legal Requirements and any Order or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters; (ii) has paid all wages, salaries and other payments to Company Associates at the time required by all Legal Requirements and has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Associates; (iii) is not liable for any arrears of wages or any taxes or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Company Associates (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(j)            There is no agreement, plan, arrangement or other Contract covering any Company Associate, and no payments have been made or will be made in connection with the Merger to any Company Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws).  No Symyx Corporation is a party to or has any obligation under any Contract to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

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(k)           Each of the Symyx Corporations is, and has been at all times since January 1, 2008, in compliance in all material respects with the Worker Adjustment and Retraining Notification Act or any similar Legal Requirement.

(l)            Each of the Company Option Plans and the Company ESPP has been approved by the Company’s stockholders to the extent required by applicable Legal Requirements.

2.17         Environmental Matters.

(a)           None of the Symyx Corporations has received any notice or other communication, whether from a Governmental Body, citizens group, Company Associate or otherwise, that alleges that any of the Symyx Corporations is not or might not be in compliance with any Environmental Law, and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by any of the Symyx Corporations with any Environmental Law in the future.

(b)           To the knowledge of the Company: (i) all Symyx Leased Real Property and any other property that was leased to or owned, controlled or used by any of the Symyx Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern or material environmental contamination of any nature; (ii) none of the Symyx Leased Real Property or any other property that was leased to or owned, controlled or used by any of the Symyx Corporations contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the Symyx Leased Real Property or any other property that was leased to or owned, controlled or used by any of the Symyx Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released.

(c)           No Symyx Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

(d)           None of the Symyx Corporations has entered into any Company Contract that may require any of them to guarantee, reimburse, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws, or the activities of the Symyx Corporations or any other Person relating to Materials of Environmental Concern.

2.18         Insurance.  Each material insurance policy and self-insurance program and arrangement relating to the business, assets and operations of the Symyx Corporations is in full force and effect.  Since January 1, 2008, none of the Symyx Corporations has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any material insurance policy; (b) refusal of any coverage or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.  There is no pending workers’ compensation or other claim under or based upon any insurance policy of any of the Symyx Corporations involving an amount in excess of $100,000 in any individual case or $500,000 in the aggregate.

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2.19         Transactions with Affiliates.  Except as set forth in the Company SEC Documents , since the date of the Company’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

2.20         Legal Proceedings; Orders.

(a)           Except as set forth in Part 2.20(a) of the Company Disclosure Schedule, there is no pending and served Legal Proceeding, and (to the knowledge of the Company) there is no pending but not served Legal Proceeding and no Person has threatened to commence any material Legal Proceeding: (i) that involves any of the Symyx Corporations, any business of any of the Symyx Corporations, any of the assets owned, leased or used by any of the Symyx Corporations or, to the knowledge of the Company, any Company Associate; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a reasonable basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 2.20(a).

(b)           There is no Order to which any of the Symyx Corporations, or any of the material assets owned or used by any of the Symyx Corporations, is subject.  To the knowledge of the Company, no officer or other key employee of any of the Symyx Corporations is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Symyx Corporations.

2.21         Authority; Binding Nature of Agreement.  The Company has the corporate right, power and authority to enter into and subject to obtaining the Required Company Stockholder Vote (as defined in Section 2.23) to perform its obligations under this Agreement.  The Company had the corporate right, power and authority to enter into the HPR Agreement and had and has the corporate right, power and authority to perform its obligations under the HPR Agreement.  The Company Board (at a meeting duly called and held) has: (a)  determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders; (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger; and (c)  recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting (as defined in Section 5.2(a)).  Assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.22         Inapplicability of Section 203 of the DGCL and Other Anti-takeover Statutes.  The Company Board has taken, and during the Pre-Closing Period (as defined in Section 4.1) the Company Board will take, all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of this Agreement, the Company Stockholder Voting Agreements or to the consummation of the Merger or any of the other Contemplated Transactions. The Company Board (at a meeting duly called and held) has, to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other Contemplated Transactions. No state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the Contemplated Transactions.

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2.23         Vote Required.  The affirmative vote of the holders of a majority of the voting power of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement or otherwise authorize and approve the Merger.

2.24         Non-Contravention; Consents.  Assuming compliance with the applicable provisions of the DGCL, the HSR Act, if applicable, any applicable foreign antitrust Legal Requirements and the listing requirements of the NASDAQ Global Market, except as set forth in Part 2.24 of the Company Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement by the Company, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will or would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a)           contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Symyx Corporations; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Symyx Corporations;

(b)           contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which any of the Symyx Corporations, or any of the assets owned or used by any of the Symyx Corporations, is subject;

(c)           contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Symyx Corporations or that otherwise relates to the business of any of the Symyx Corporations or to any of the assets owned or used by any of the Symyx Corporations;

(d)           contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Material Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Material Contract; (iii) accelerate the maturity or performance of any such Company Material Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Company Material Contract;

(e)           result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Symyx Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Symyx Corporations); or

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(f)            result in, or increase the likelihood of, the disclosure or delivery to any escrow holder or other Person of any Company IP (including Company Source Code), or the transfer of any material asset of any of the Symyx Corporations to any Person.

Except as may be required by the Securities Act, Exchange Act, the DGCL, the HSR Act, any applicable foreign antitrust Legal Requirement and the listing requirements of the NASDAQ Global Market, none of the Symyx Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions.

2.25         Opinion of Financial Advisor.  The Company Board has received the opinion of UBS Securities LLC (the “Company Financial Advisor”), financial advisor to the Company, dated April 4, 2010, to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock.  The Company has furnished an accurate and complete copy of said written opinion to Parent solely for informational purposes after receipt thereof by the Company.

2.26         Brokers.  Except for the Company Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Symyx Corporations.  The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of the Company Financial Advisor.

2.27         Disclosure.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company or the stockholders of Parent or at the time of the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

2.28         Acknowledgement by the Company.  The Company is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 3, including the Parent Disclosure Schedule.  Such representations and warranties by Parent constitute the sole and exclusive representations and warranties of Parent in connection with the Contemplated Transactions and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent.

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Section 3.               Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub represent and warrant to the Company as follows (it being understood that each representation and warranty contained in this Section 3 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Schedule corresponding to the particular Section or subsection in this Section 3 in which such representation and warranty appears; and (b) any exception or disclosure set forth in any other part or subpart of the Parent Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure is intended to qualify such representation and warranty):

3.1           Subsidiaries; Due Organization; Etc.

(a)           Exhibit 21.1 to the Parent’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009 identifies each Subsidiary of Parent and indicates its jurisdiction of organization. Neither Parent nor any of the Entities identified in Exhibit 21.1 of Parent’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009 owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in said Exhibit 21.1 and the other Entities identified in Part 3.1(a) of the Parent Disclosure Schedule.  No Accelrys Corporation has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)           Each of the Accelrys Corporations is a corporation duly organized, validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing) under the laws of the jurisdiction of its incorporation and has all necessary power and authority:  (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)           Each of the Accelrys Corporations is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have a Parent Material Adverse Effect.

3.2           Certificate of Incorporation and Bylaws.  Parent has delivered or Made Available to the Company accurate and complete copies of the certificate of incorporation, bylaws, memorandum of association and articles of association or equivalent governing documents of each of the Accelrys Corporations, including all amendments thereto. Parent has delivered or Made Available to the Company accurate and complete copies of: (a) the charters of all committees of the Parent Board; and (b) any code of conduct, corporate governance policies or principles, related party transaction policy, stock ownership guidelines, whistleblower policy, disclosure committee charter or similar codes policies, or guidelines adopted by any of the Accelrys Corporations or by the board of directors, or any committee of the board of directors, of any of the Accelrys Corporations.

3.3           Capitalization, Etc.

(a)           The authorized capital stock of Parent consists of:  (i) 60,000,000 shares of Parent Common Stock, of which 28,400,393 shares have been issued and 27,756,493 are outstanding as of the date of this Agreement; and (ii) 2,000,000 shares of Parent Preferred Stock, of which no shares have been issued or are outstanding.  Parent holds 643,900 shares of its capital stock in its treasury as of the date of this Agreement. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.  None of the Accelrys Corporations (other than Parent) holds any shares of Parent Common Stock or any rights to acquire shares of Parent Common Stock.

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(b)           Except as set forth in Part 3.3(b) of the Parent Disclosure Schedule: (i) none of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of  Parent; and (iii) there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Parent Common Stock.  None of the Accelrys Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities, except for the Parent’s right to repurchase or reacquire restricted shares of Parent Common Stock held by an employee of Parent upon termination of such employee’s employment or upon any other forfeiture of a vesting condition.

(c)           As of the date of this Agreement, 400,000 shares of Parent Preferred Stock, designated as Series A Junior Participating Preferred Stock, are reserved for future issuance upon exercise of the rights (the “Rights”) issued pursuant to the Parent Rights Agreement.

(d)           As of the date of this Agreement: (i) 3,543,660 shares of Parent Common Stock are subject to issuance pursuant to Parent Options; (ii) 494,900 shares of Parent Common Stock are reserved for future issuance pursuant to the Parent ESPP; (iii) 949,577 shares of Parent Common Stock are reserved for future issuance pursuant to Parent RSUs; and (iv) 1,155,818 shares of Parent Common Stock are reserved for future issuance pursuant to Parent Equity Awards not yet granted under the Parent Option Plans.

(e)           Parent has Made Available to the Company a complete and accurate list that sets forth with respect to each Parent Equity Award outstanding as of the date of this Agreement the following information: (i) the particular plan (if any) pursuant to which such Parent Equity Award was granted; (ii) the name of the holder of such Parent Equity Award; (iii) the type of Parent Equity Award (whether a Parent Option, a Parent RSU, or another type of Parent Equity Award); (iv) the number of shares of Parent Common Stock subject to such Parent Equity Award; (v) the per share exercise price (if any) of such Parent Equity Award; (vi) the applicable vesting schedule (including a description of any acceleration provisions), and the extent to which such Parent Equity Award is vested and exercisable, if applicable; (vii) the date on which such Parent Equity Award was granted; (viii) the date on which such Parent Equity Award expires (if applicable); (ix) if such Parent Equity Award is a Parent Option, whether such Parent Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option; and (x) if such Parent Equity Award is in the form of Parent RSUs, the dates on which shares of Parent Common Stock are scheduled to be delivered, if different from the applicable vesting schedule.  Parent has Made Available to the Company accurate and complete copies of all equity plans pursuant to which any outstanding Parent Equity Awards were granted by Parent, and the forms of all agreements evidencing such Parent Equity Awards. The exercise price of each Parent Option is not less than the fair market value of a share of Parent Common Stock as determined on the date of grant of such Parent Option. All grants of Parent Equity Awards were recorded on the Parent’s financial statements (including, any related notes thereto) contained in the Parent SEC Documents (as defined in Section 3.4(a)) in accordance with GAAP, and no such grants involved any “back dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the Accelrys Corporations.  Each Parent Equity Award was granted in accordance with the terms of the Parent Employee Plan applicable thereto.

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(f)           Except as set forth in Sections 3.3(a) and 3.3(d), there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Accelrys Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Accelrys Corporations; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Accelrys Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that would reasonably be expected to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Accelrys Corporations.

(g)           All outstanding shares of Parent Common Stock, and all Parent Equity Awards and other securities of the Accelrys Corporations, have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(h)           All of the outstanding shares of capital stock of each of the Parent’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by Parent, free and clear of any Encumbrances.

3.4           SEC Filings; Financial Statements.

(a)           The Parent has Made Available (or made available on the SEC website) to the Company accurate and complete copies of all registration statements, proxy statements, Parent Certifications (as defined below) and other statements, reports, schedules, forms, exhibits and other documents filed by Parent with the SEC, including all amendments thereto since January 1, 2008 (collectively, the “Parent SEC Documents”).  All statements, reports, schedules, forms, exhibits and other documents required to have been filed by Parent or its officers with the SEC since January 1, 2008 have been so filed on a timely basis.  None of the Parent’s Subsidiaries is required to file any documents with the SEC.  As of the time filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Each of the certifications and statements relating to the Parent SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Parent SEC Documents (collectively, the “Parent Certifications”) is accurate and complete, and complies as to form and content with all applicable Legal Requirements. As used in Section 3.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff in accordance with the applicable requirements of the Securities Act or the Exchange Act (as the case may be).

(b)           Parent maintains, and at all times since January 1, 2008 has maintained, disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are designed to ensure that all material information concerning the Accelrys Corporations required to be disclosed by Parent in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Parent has delivered or Made Available to the Company accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. Parent is, and has been at all times since January 1, 2008, in compliance in all material respects with the applicable listing requirements of the NASDAQ Global Market, and has not since January 1, 2008 received any notice asserting any non-compliance with the listing requirements of the NASDAQ Global Market.

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(c)           The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which were or will be material); and (iii) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Accelrys Corporations are required by GAAP to be included in the consolidated financial statements of Parent.

(d)           Parent’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) to the knowledge of Parent, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.  All non-audit services performed by Parent’s auditors for the Accelrys Corporations that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

(e)           Parent maintains, and at all times since January 1, 2008 has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Accelrys Corporations; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of Parent; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Accelrys Corporations that could have a material effect on the financial statements. Parent has delivered or Made Available to the Company accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.  Parent’s management has completed an assessment of the effectiveness of the Parent’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal years ended March 31, 2008 and March 31, 2009, and, except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, such assessment concluded that such controls were effective and Parent’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that Parent maintained effective internal control over financial reporting as of March 31, 2008 and March 31, 2009, respectively.  To the knowledge of Parent, except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, since January 1, 2008, neither Parent nor any of its Subsidiaries nor Parent’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Accelrys Corporations; (B) any illegal act or fraud, whether or not material, that involves Parent’s management or other employees; or (C) any claim or allegation regarding any of the foregoing.

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(f)            Part 3.4(f) of the Parent Disclosure Schedule lists, and Parent has delivered or Made Available to the Company accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) currently in effect or effected by any of the Accelrys Corporations since January 1, 2008. None of the Accelrys Corporations has any obligation or other commitment to become a party to any such “off-balance sheet arrangements” in the future.

3.5           Absence of Changes.  Except as set forth in Part 3.5 of the Parent Disclosure Schedule, since December 31, 2009 through the date of this Agreement:

(a)           there has not been any Parent Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to result in a Parent Material Adverse Effect;

(b)           there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Accelrys Corporations (whether or not covered by insurance);

(c)           none of the Accelrys Corporations has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities (other than repurchase of restricted Parent Common Stock in connection with termination of employment of the previous holder of such Parent Common Stock that were made in the ordinary course of business and consistent with past practices);

(d)           none of the Accelrys Corporations has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Parent Common Stock issued upon the valid exercise of outstanding Parent Options or Parent RSUs); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Parent Options and Parent RSUs identified in Part 3.5(d) of the Parent Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e)           Parent has not amended or waived any of its rights under, or permitted the acceleration of vesting under: (i) any provision of any of Parent Option Plans; or (ii) any provision of any Contract evidencing any outstanding Parent Equity Award;

(f)            there has been no amendment to the certificate of incorporation or bylaws of Parent, and none of the Accelrys Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g)           the Accelrys Corporations have not made any capital expenditures that in the aggregate exceeded $1,000,000;

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(h)           none of the Accelrys Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other material indebtedness;

(i)            none of the Accelrys Corporations has: (i) lent money to any Person (other than routine travel advances made to employees in the ordinary course of business); or (ii) incurred or guaranteed any indebtedness for borrowed money;

(j)            none of the Accelrys Corporations has: (i) adopted, established or entered into any Parent Employee Plan or Parent Employee Agreement; (ii) caused or permitted any Parent Employee Plan or Parent Employee Agreement to be amended in any material respect; or (iii) materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to any of its directors, officers or other employees;

(k)           none of the Accelrys Corporations has changed any of its methods of accounting or accounting practices in any material respect except as required by concurrent changes in GAAP or SEC rules and regulations;

(l)            none of the Accelrys Corporations has made any material Tax election;

(m)           none of the Accelrys Corporations has commenced or settled any Legal Proceeding;

(n)           none of the Accelrys Corporations has entered into any material transaction or taken any other material action other than in the ordinary course of business and consistent with past practices; and

(o)           none of the Accelrys Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(n)” above.

3.6           Title to Assets.  The Accelrys Corporations own, and have good and valid title to, all assets purported to be owned by them, including: (a) all assets reflected on the Parent Unaudited Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Parent Unaudited Balance Sheet); and (b) all other assets reflected in the books and records of the Accelrys Corporations as being owned by the Accelrys Corporations.  All of said assets are owned by the Accelrys Corporations free and clear of any Encumbrances, except for: (i) any liens for current Taxes not yet due and payable; (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Accelrys Corporations; and (iii) liens described in Part 3.6 of the Parent Disclosure Schedule. The Accelrys Corporations are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Parent Unaudited Balance Sheet; and (B) all other assets reflected in the books and records of the Accelrys Corporations as being leased to the Accelrys Corporations, and the Accelrys Corporations enjoy undisturbed possession of such leased assets.

3.7           Loans; Customers.

(a)           Part 3.7(a) of the Parent Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Accelrys Corporations to any Parent Associate, other than routine travel advances made to directors or officers or other employees in the ordinary course of business.

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(b)           Part 3.7(b) of the Parent Disclosure Schedule accurately identifies Accelrys Corporations’ top 25 customers in each of the fiscal years ended in March 31, 2009 and March 31, 2010 based on the orders received by Accelrys Corporations in these years.  Parent has not received any notice or other communication, and has not received any other information, indicating that any customer or other Person identified or required to be identified in Part 3.7(b) of the Parent Disclosure Schedule may cease dealing with or materially reduce its orders from any of the Accelrys Corporations.

3.8           Equipment; Real Property; Leasehold.

(a)           All material items of equipment and other tangible assets owned by or leased to the Accelrys Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Accelrys Corporations in the manner in which such businesses are currently being conducted.

(b)           Except as set forth in Part 3.8(b) of the Disclosure Schedule, no Accelrys Corporation owns any real property.

(c)           Part 3.8(c) of the Parent Disclosure Schedule sets forth an accurate and complete list of each lease pursuant to which any of the Accelrys Corporations leases real property from any other Person.  All real property leased to the Accelrys Corporations pursuant to the real property leases identified or required to be identified in Part 3.8(c) of the Parent Disclosure Schedule, including all buildings, structures, fixtures and other improvements leased to the Accelrys Corporations, is referred to as the “Alto Leased Real Property.” To the knowledge of Parent, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any Accelrys Leased Real Property.  Part 3.8(c) of the Parent Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Parent Contracts granting to any Person (other than any Accelrys Corporation) a right of use or occupancy of any of the Accelrys Leased Real Property. Except as set forth in the leases or subleases identified in Part 3.8(c) of the Parent Disclosure Schedule, there is no Person in possession of any Accelrys Leased Real Property other than an Accelrys Corporation. Since January 1, 2008, none of the Accelrys Corporations has received any written notice (or, to the knowledge of Parent, any other communication, whether written or otherwise) of a default, alleged failure to perform, or any offset or counterclaim with respect to any occupancy agreement with respect to any Accelrys Leased Real Property which has not been fully remedied and withdrawn.

3.9           Intellectual Property.

(a)           Part 3.9(a) of the Parent Disclosure Schedule accurately identifies:

(i)            in Part 3.9(a)(i) of the Parent Disclosure Schedule: (A) each material item of Registered IP in which any of the Accelrys Corporations has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) and that is either: (1) bundled, included, used in, licensed or distributed with any Parent Product or Parent Product Software or part of any Parent Product or Parent Product Software; or (2) used to manufacture, develop, support, maintain or test any Parent Product or Parent Product Software and is not generally available on standard terms (the “Accelrys Material Registered IP”); (B) the jurisdiction in which such Accelrys Material Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Accelrys Material Registered IP and the nature of such ownership interest; and

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(ii)           in Part 3.9(a)(ii) of the Parent Disclosure Schedule: (A) each Contract pursuant to which any material Intellectual Property Rights or material Intellectual Property is licensed to any Accelrys Corporation (other than software license agreements for any third-party non-customized software that is generally available to the public at a cost of less than $100,000 and that is not contained or included in or provided with any Parent Product (collectively, “Parent Non-Customized Software Licenses”); and (B) whether these licenses are exclusive or nonexclusive (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license).

(b)           Parent has delivered or Made Available to the Company an accurate and complete copy of each standard form of the following documents and Contracts used by any Accelrys Corporation at any time since January 1, 2008: (i) terms and conditions with respect to the distribution, sale, lease, license or provisioning of any Parent Product or Parent Product Software; (ii)  Parent Employee Agreement or similar Contract containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (iii) consulting or independent contractor agreement or similar Contract containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision.

(c)           The Accelrys Corporations exclusively own all right, title and interest to and in the Parent IP (other than Intellectual Property Rights or Intellectual Property licensed to Parent, as identified in Part 3.9(a)(ii) of the Parent Disclosure Schedule or pursuant to Parent Non-Customized Software Licenses) free and clear of any Encumbrances (other than non-exclusive licenses granted by any Accelrys Corporation in connection with the sale or license of Parent Products in the ordinary course of business).  Without limiting the generality of the foregoing:

(i)            all documents and instruments necessary to perfect the rights of the Accelrys Corporations in the Parent IP that is Accelrys Material Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii)           no Parent Associate has any claim, right (whether or not currently exercisable) or interest to or in any Parent IP and each Parent Associate who is or was involved in the creation or development of any Parent IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights to the Accelrys Corporations and confidentiality provisions protecting the Parent IP;

(iii)          no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution have been or are being, or are expected to be, used, directly or indirectly, to develop or create, in whole or in part, any Parent IP, Parent Product or Parent Product Software;

(iv)           each Accelrys Corporation has taken sufficient reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by any of the Accelrys Corporations, or purported to be held by any of the Accelrys Corporations, as a trade secret;

(v)            none of the Accelrys Corporations is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate any of the Accelrys Corporations to grant or offer to any other Person any license or right to any Parent IP; and

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(vi)           the Accelrys Corporations own or otherwise have, and after the Effective Time the Surviving Corporation will continue to have, all Intellectual Property Rights needed to conduct the business of the Accelrys Corporations as conducted as of the date of this Agreement and as currently planned by Parent to be conducted.

(d)           All Parent IP that is material to the business of any of the Accelrys Corporations is valid, subsisting and enforceable.

(e)           Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or would reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Parent IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Parent IP.

(f)            To the knowledge of Parent, no Person has infringed, misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any Parent IP.  Part 3.9(f) of the Parent Disclosure Schedule: (i) accurately identifies (and Parent has provided to the Company an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Accelrys Corporations or any Representative of any of the Accelrys Corporations since January 1, 2008 regarding any actual, alleged or suspected infringement or misappropriation of any Parent IP; and (ii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(g)           None of the Accelrys Corporations and none of the Parent IP, Parent Products or Parent Product Software has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person.

(h)           No infringement, misappropriation or similar claim or Legal Proceeding is or, since January 1, 2008, has been pending and served or, to the knowledge of Parent, pending and not served or threatened against any Accelrys Corporation or against any other Person who is, or has asserted or would reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by any Accelrys Corporation with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

(i)            Except as set forth in Part 3.9(i) of the Parent Disclosure Schedule, since January 1, 2008, none of the Accelrys Corporations has received any notice or other communication relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Accelrys Corporations, the Parent Products or the Parent Product Software.

(j)            To Parent’s knowledge, none of the Parent Product Software: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Parent Product Software or any Parent Product containing or used in conjunction with such Parent Product Software; or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment made by any Accelrys Corporation relating to the use, functionality or performance of such software or any Parent Product containing or used in conjunction with such Parent Product Software.

(k)           None of the Accelrys Corporations has transferred title to, or granted any exclusive license with respect to, any material Parent IP.

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(l)            Except as set forth in Part 3.9(l) of the Parent Disclosure Schedule, none of the Parent Product Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(m)           None of the Parent Product Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) requires or would reasonably be expected to require, or conditions or would reasonably be expected to condition, the use or distribution of such Parent Product Software on, the disclosure, licensing or distribution of any Parent Source Code for any portion of such Parent Product Software; or (ii) otherwise imposes or would reasonably be expected to impose any material limitation, restriction or condition on the right or ability of Parent to use or distribute any Parent Product Software.

(n)           The Accelrys Corporations own and possess source code for all Parent Product Software owned or purported to be owned by the Accelrys Corporations. No Parent Source Code has been delivered, licensed or made available to any escrow agent or other Person (other than employees of the Accelrys Corporations).  None of the Accelrys Corporations has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available any Parent Source Code to any escrow agent or other Person.

3.10        Contracts.

(a)           Part 3.10(a) of the Parent Disclosure Schedule identifies each Parent Contract that constitutes a Parent Material Contract.  For purposes of this Agreement, each of the following Parent Contracts shall be deemed to constitute a “Parent Material Contract”:

(i)            any Parent Contract: (A) constituting a Parent Employee Agreement; (B) pursuant to which any of the Accelrys Corporations or any Parent Affiliate is or may become obligated to make any severance, termination or similar payment to any Parent Associate or any spouse, heir or Representative of any Parent Associate except for severance, termination or similar payments required by applicable Legal Requirements that does not exceed $25,000 per beneficiary; (C) pursuant to which any of the Accelrys Corporations or any Parent Affiliate is or may become obligated to make any bonus or similar payment (other than payments constituting base salary or commissions paid in the ordinary course of business) in excess of $50,000 to any Parent Associate; or (D) pursuant to which any of the Accelrys Corporations or any Parent Affiliate is or may become obligated to grant or accelerate the vesting of, or otherwise modify, any Parent Equity Award;

(ii)           any Parent Contract identified or required to be identified in Part 3.9 of the Parent Disclosure Schedule;

(iii)          any Parent Contract with any distributor and any Parent Contract with any other reseller or sales representative, in each case that provides exclusivity rights to any third party;

(iv)           any Parent Contract with sole-source or single-source suppliers of tangible products or services;

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(v)            any Parent Contract that provides for: (A) reimbursement of any Parent Associate for, or advancement to any Parent Associate of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof; or (B) indemnification of any Parent Associate;

(vi)           any Parent Contract imposing any restriction on the right or ability of any Accelrys Corporation: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as a director, an officer or other employee, a consultant or an independent contractor other than in the ordinary course of business; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; or (F) to transact business with any other Person, in each case which restriction would or would reasonably be expected to materially and adversely affect: (x) the conduct of the business of the Accelrys Corporations as currently conducted or as currently is proposed to be conducted; or (y) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, performance, display, creation of derivative works with respect to and/or use of any Parent Product;

(vii)         any Parent Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts entered into in the ordinary course of business or that do not deviate in any material respect from the standard forms of end-user licenses previously delivered or Made Available by Parent to the Company;

(viii)        any Parent Contract relating to any currency hedging;

(ix)           any Parent Contract requiring that any of the Accelrys Corporations give any notice or provide any information to any Person prior to responding to or prior to accepting any Parent Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Parent Acquisition Transaction;

(x)            any Parent Contract relating to the lease or sublease of Accelrys Leased Real Property;

(xi)          any Parent Contract that: (A) involves orders aggregated by customer in an amount in excess of $500,000 in the fiscal year ending March 31, 2009 or the following fiscal years; (B) requires by its terms the payment or delivery of cash or other consideration by the Accelrys Corporations in an amount or having a value in excess of $500,000 in the fiscal year ending March 31, 2009 or the following fiscal years;

(xii)         any Parent Contract material to the business of the Accelrys Corporation as currently conducted that has a term of more than one year and that may not be terminated by an Accelrys Corporation (without penalty in excess of $50,000) within 120 days after the delivery of a termination notice by such Accelrys Corporation (other than confidentiality or nondisclosure agreements entered into by any Accelrys Corporation in the ordinary course of business); and

(xiii)        any Parent Contract, the termination of which would reasonably be expected to have a Parent Material Adverse Effect.

Parent has delivered or Made Available to the Company an accurate and complete copy of each Parent Material Contract.

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(b)           Each Parent Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)           Except as set forth in Part 3.10(c) of the Parent Disclosure Schedule: (i) none of the Accelrys Corporations has violated or breached in any material respect, or committed any default in any material respect under, any Parent Material Contract; (ii) to the knowledge of Parent, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any Parent Material Contract; (iii) to the knowledge of Parent, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a violation or breach in any material respect of any of the provisions of any Parent Material Contract; (B) give any Person the right to declare a default in any material respect under any Parent Material Contract; (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Parent Material Contract; (D) give any Person the right to accelerate the maturity or performance of any Parent Material Contract; (E) result in the disclosure, release or delivery of any Parent Source Code; or (F) give any Person the right to cancel, terminate or modify any Parent Material Contract; and (iv) since January 1, 2008, none of the Accelrys Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Parent Material Contract.

3.11        Liabilities.  None of the Accelrys Corporations has any accrued contingent or other liabilities of the type required to be disclosed, accrued or reserved in the liabilities column of a balance sheet prepared in accordance with GAAP, except for: (a) liabilities identified as such, or specifically reserved against, in the Parent Unaudited Balance Sheet; (b) liabilities that have been incurred by the Accelrys Corporations since the date of the Parent Unaudited Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Accelrys Corporations pursuant to the express terms of Parent Contracts; (d) liabilities under this Agreement or incurred in connection with the Contemplated Transactions; and (e) liabilities described in Part 3.11 of the Parent Disclosure Schedule.

3.12        Compliance with Legal Requirements.  Each of the Accelrys Corporations is, and has at all times since January 1, 2008 been, in compliance in all material respects with all applicable Legal Requirements.  Since January 1, 2005, none of the Accelrys Corporations has received any notice or other communication from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

3.13        Certain Business Practices.  None of the Accelrys Corporations, and (to the knowledge of Parent) no Representative of any of the Accelrys Corporations with respect to any matter relating to any of the Accelrys Corporations, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other payment that violated any Legal Requirement.

3.14        Governmental Authorizations.

(a)           The Accelrys Corporations hold all material Governmental Authorizations necessary to enable the Accelrys Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted, including all Governmental Authorizations required under Environmental Laws.  All such Governmental Authorizations are valid and in full force and effect.  Each Accelrys Corporation is, and at all times since January 1, 2008 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations.  Since January 1, 2008, none of the Accelrys Corporations has received any notice or other communication from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

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(b)            Part 3.14(b) of the Parent Disclosure Schedule describes the terms of each grant, incentive or subsidy provided or made available to or for the benefit of any of the Accelrys Corporations by any U.S. federal, state or local Governmental Body or any foreign Governmental Body or otherwise.  Each of the Accelrys Corporations is in full compliance with all of the terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 3.14(b) of the Parent Disclosure Schedule.  Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other Contemplated Transactions, does, will or would reasonably be expected to (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 3.14(b) of the Parent Disclosure Schedule.

3.15        Tax Matters.

(a)           Each of the Tax Returns required to be filed by or on behalf of the respective Accelrys Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Accelrys Corporation Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements.  All amounts shown on the Accelrys Corporation Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

(b)           The Parent Unaudited Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the date of the Parent Unaudited Balance Sheet.

(c)           Except as set forth in Part 3.15(c) of the Parent Disclosure Schedule, to the knowledge of the Accelrys Corporation, no Accelrys Corporation and no Accelrys Corporation Return is subject to (or since January 1, 2008 has been subject to) with an audit by any Governmental Body.  No extension or waiver of the limitation period applicable to any of the Accelrys Corporation Returns has been granted (by Parent or any other Person), and no such extension or waiver has been requested from any Accelrys Corporation.

(d)           No claim or Legal Proceeding is pending or, to the knowledge of Parent, has been threatened against or with respect to any Accelrys Corporation in respect of any material Tax.  There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Accelrys Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Accelrys Corporations and with respect to which adequate reserves for payment have been established on the Parent Unaudited Balance Sheet).  There are no liens for material Taxes upon any of the assets of any of the Accelrys Corporations except liens for current Taxes not yet due and payable.  None of the Accelrys Corporations has been, and none of the Accelrys Corporations will be, required to include any adjustment in taxable income for U.S. federal income tax purposes for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

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(e)            No written claim has ever been made by any Governmental Body in a jurisdiction where an Accelrys Corporation does not file a Tax Return that it is or may be subject to taxation by that jurisdiction which has resulted or would reasonably be expected to result in an obligation to pay material Taxes.

(f)            There are no Contracts relating to the allocating, sharing or indemnification of Taxes to which any Accelrys Corporation is a party, other than (i) commercially reasonable agreements providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by any Accelrys Corporation; (ii) commercially reasonable agreements for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the ordinary course of business; and (iii) provisions of Parent Employee Plans compensating employees for any increase in taxation of such employee’s income resulting from the performance of work for any of the Accelrys Corporations outside of such employee’s country of residence.

(g)           No Accelrys Corporation has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(h)           No Accelrys Corporation is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i)            No Accelrys Corporation has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which an Accelrys Corporation may be subject, other than the affiliated group of which Parent is the common parent. No Accelrys Corporation has any liability for taxes of a predecessor or transferor that became a liability of the successor or transferee by operation of law.

(j)            Parent has disclosed on its federal income Tax Returns all positions that could give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

(k)           No Accelrys Corporation has participated in, or is currently participating in, (i) a “Reportable Transaction” within the meaning of United States Treasury Regulation Section 1.6011-4(b)(1); or (ii) a “Listed Transaction” within the meaning of United States Treasury Regulation Section 1.6011-4(b)(2).

3.16         Employee and Labor Matters; Benefit Plans.

(a)            Except as set forth in Part 3.16(a) of the Parent Disclosure Schedule or as required by applicable Legal Requirements, the employment of each of the Accelrys Corporations’ employees is terminable by the applicable Accelrys Corporation at will.

(b)            Except as set forth in Part 3.16(b) of the Parent Disclosure Schedule, none of the Accelrys Corporations is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the knowledge of Parent, seeking to represent any employees of any of the Accelrys Corporations.  There has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the Accelrys Corporations or any of their employees. There is not now pending, and, to the knowledge of Parent, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity or dispute.  Except as set forth in Part 3.16(b) of the Parent Disclosure Schedule, there is no claim or grievance pending or, to the knowledge of Parent, threatened relating to any Parent Employee Agreement, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers' compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any Parent Associate, including charges of unfair labor practices or harassment complaints.

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(c)           Parent has delivered or Made Available to the Company an accurate and complete list, by country and as of the date hereof, of each Parent Employee Plan and each Parent Employee Agreement.  None of the Accelrys Corporations intends, and none of the Accelrys Corporations has committed, to establish or enter into any new Parent Employee Plan or Parent Employee Agreement, or to modify any Parent Employee Plan or Parent Employee Agreement (except to conform any such Parent Employee Plan or Parent Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing or as required by this Agreement).

(d)           Parent has delivered or Made Available to the Company accurate and complete copies of: (i) all documents setting forth the terms of each Parent Employee Plan and each Parent Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under applicable Legal Requirements in connection with each Parent Employee Plan; (iii) if the Parent Employee Plan is subject to any minimum funding standards (including those of Section 302 of ERISA), the most recent annual and periodic accounting of Parent Employee Plan assets, if any; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA or any similar Legal Requirement with respect to each Parent Employee Plan; (v) all material written Contracts relating to each Parent Employee Plan, including administrative service agreements and group insurance contracts; (vi) all discrimination tests required under the Code for each Parent Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (vii) the most recent IRS determination or opinion letter issued with respect to each Parent Employee Plan intended to be qualified under Section 401(a) of the Code.

(e)           Each of the Accelrys Corporations and Parent Affiliates has performed in all material respects all obligations required to be performed by it under each Parent Employee Plan, and each Parent Employee Plan has been established and maintained in all material respects in accordance with its terms.  Any Parent Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code.  All Parent Employee Plans required to have been approved by any foreign Governmental Body have been so approved, no such approval has been revoked (or, to the knowledge of Parent, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Parent Employee Plan that would reasonably be expected to materially affect any such approval relating thereto or materially increase the costs relating thereto.  Each Parent Employee Plan intended to be tax qualified under applicable Legal Requirements is so tax qualified, and no event has occurred and no circumstance or condition exists that would reasonably be expected to result in the disqualification of any such Parent Employee Plan.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Parent Employee Plan.  Each Parent Employee Plan (other than any Parent Employee Plan to be terminated prior to the Effective Time in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, any of the Accelrys Corporations or any Parent Affiliate (other than any liability for ordinary administration expenses).  There are no audits or inquiries pending or, to the knowledge of Parent, threatened by the IRS, the DOL or any other Governmental Body with respect to any Parent Employee Plan.  Except as set forth in Part 3.16 of the Parent Disclosure Schedule, there are no pending or, to the knowledge of Parent, threatened claims or Legal Proceedings involving any Parent Employee Plan other than routine claims for benefits.  None of the Accelrys Corporations, and no Parent Affiliate, has ever incurred any material penalty or Tax with respect to any Parent Employee Plan under applicable Legal Requirements.  Each of the Accelrys Corporations and Parent Affiliates has made all contributions and other payments required by and due under the terms of each Parent Employee Plan.  Neither the terms nor the performance of any Parent Employee Agreement or Parent Employee Plan would reasonably be expected to result in gross income inclusion prior to, on or after the Effective Time pursuant to Section 409A(a)(1)(A) of the Code.

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(f)            None of the Accelrys Corporations, and no Parent Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) Parent Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code.  No Parent Employee Plan is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.  None of the Accelrys Corporations, and no Parent Affiliate, has ever maintained, established, sponsored, participated in or contributed to any Parent Pension Plan in which stock of any of the Accelrys Corporations or any Parent Affiliate is or was held as a plan asset.  The fair market value of the assets of each funded Parent Foreign Plan, the liability of each insurer for any Parent Foreign Plan funded through insurance, or the book reserve established for any Parent Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Parent Foreign Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and no Contemplated Transaction will cause any such assets or insurance obligations to be less than such benefit obligations.  There are no liabilities of the Accelrys Corporations with respect to any Parent Employee Plan that are not properly accrued and reflected in the financial statements of Parent in accordance with GAAP.

(g)           No Parent Employee Plan that is an employee welfare benefit plan (whether or not ERISA applies to such Parent Employee Plan) is, in whole or in part, self-funded or self-insured.  No Parent Employee Plan provides (except at no cost to the Accelrys Corporations or any Parent Affiliate), or reflects or represents any liability of any of the Accelrys Corporations or any Parent Affiliate to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements.  Other than commitments made that involve no future costs to any of the Accelrys Corporations or any Parent Affiliate, none of the Accelrys Corporations nor any Parent Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Parent Associate (either individually or to Parent Associates as a group) or any other Person that such Parent Associate(s) or other Person would be provided with post-termination or retiree life insurance, post-termination or retiree health benefit or other post-termination or retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(h)           Except as set forth in Part 3.16(h) of the Parent Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or would reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Parent Employee Plan, Parent Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Parent Associate.

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(i)            Except as set forth in Part 3.16(i) of the Parent Disclosure Schedule, each of the Accelrys Corporations and Parent Affiliates: (i) is, and since January 1, 2008 has been, in compliance in all material respects with all Legal Requirements and any Order or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters; (ii) has paid all wages, salaries and other payments to Parent Associates at the time required by all Legal Requirements and has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Parent Associates; (iii) is not liable for any arrears of wages or any taxes or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Parent Associates (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(j)            There is no agreement, plan, arrangement or other Contract covering any Parent Associate, and no payments have been made or will be made in connection with the Merger to any Parent Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws).  No Accelrys Corporation is a party to or has any obligation under any Contract to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

(k)           Each of the Accelrys Corporations is, and has been at all times since January 1, 2008, in compliance in all material respects with the Worker Adjustment and Retraining Notification Act or any similar Legal Requirement.

(l)             Each of the Parent Option Plans and the Parent ESPP has been approved by the Parent’s stockholders to the extent required by applicable Legal Requirements.

3.17        Environmental Matters.

(a)           None of the Accelrys Corporations has received any notice or other communication, whether from a Governmental Body, citizens group, Parent Associate or otherwise, that alleges that any of the Accelrys Corporations is not or might not be in compliance with any Environmental Law, and, to the knowledge of Parent, there are no circumstances that may prevent or interfere with the compliance by any of the Accelrys Corporations with any Environmental Law in the future.

(b)           To the knowledge of Parent: (i) all Accelrys Leased Real Property and any other property that was leased to or owned, controlled or used by any of the Accelrys Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern or material environmental contamination of any nature; (ii) none of the Accelrys Leased Real Property or any other property that was leased to or owned, controlled or used by any of the Accelrys Corporations contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the Accelrys Leased Real Property or any other property that was leased to or owned, controlled or used by any of the Accelrys Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released.

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(c)           No Accelrys Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

(d)           None of the Accelrys Corporations has entered into any Parent Contract that may require any of them to guarantee, reimburse, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws, or the activities of the Accelrys Corporations or any other Person relating to Materials of Environmental Concern.

3.18        Insurance.  Each material insurance policy and self-insurance program and arrangement relating to the business, assets and operations of the Accelrys Corporations is in full force and effect.  Since January 1, 2008, none of the Accelrys Corporations has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any material insurance policy; (b) refusal of any coverage or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.  There is no pending workers’ compensation or other claim under or based upon any insurance policy of any of the Accelrys Corporations involving an amount in excess of $100,000 in any individual case or $500,000 in the aggregate.

3.19         Transactions with Affiliates.  Except as set forth in the Parent SEC Documents , since the date of the Parent’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.20         Legal Proceedings; Orders.

(a)           Except as set forth in Part 3.20(a) of the Parent Disclosure Schedule, there is no pending and served Legal Proceeding, and (to the knowledge of Parent) there is no pending but not served Legal Proceeding and no Person has threatened to commence any material Legal Proceeding: (i) that involves any of the Accelrys Corporations, any business of any of the Accelrys Corporations, any of the assets owned, leased or used by any of the Accelrys Corporations or, to the knowledge of Parent, any Parent Associate; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a reasonable basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 3.20(a).

(b)           There is no Order to which any of the Accelrys Corporations, or any of the material assets owned or used by any of the Accelrys Corporations, is subject.  To the knowledge of Parent, no officer or other key employee of any of the Accelrys Corporations is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Accelrys Corporations.

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3.21         Authority; Binding Nature of Agreement.  Parent and Merger Sub have the corporate right, power and authority to enter into and subject to obtaining the Required Parent Stockholder Vote and the Required Merger Sub Stockholder Vote (as such terms are defined in Section 3.23) to perform their respective obligations under this Agreement.  Parent Board (at a meeting duly called and held) has: (a)  authorized and approved the execution, delivery and performance of this Agreement by Parent; (b) authorized and approved the execution and delivery of the Rights Agreement Amendment (as defined in Section 3.28); (c) authorized and approved the execution, delivery and performance of this Agreement by Parent and the issuance of shares of Parent Common Stock pursuant to this Agreement; (d) authorized and approved Parent’s Amendment Certificate (as defined in Section 5.3); and (e) recommended the approval of the issuance of the Parent Common Stock pursuant to this Agreement and the approval of Parent’s Amendment Certificate by the holders of Parent Common Stock and directed that the issuance of such shares and Parent’s Amendment Certificate be submitted for consideration by the Parent’s stockholders at the Parent Stockholders’ Meeting (as defined in Section 5.3).  Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.22         Inapplicability of Section 203 of the DGCL and Other Anti-takeover Statutes.  Parent Board has taken, and during the Pre-Closing Period (as defined in Section 4.1) the Parent Board will take, all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of this Agreement, the Parent Stockholder Voting Agreements, the Rights Agreement Amendment or to the consummation of the Merger or any of the other Contemplated Transactions.  The Parent Board (at a meeting duly called and held) has, to the extent necessary, adopted a resolution having the effect of causing Parent not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other Contemplated Transactions. No state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, the Rights Agreement Amendment, this Agreement or any of the Contemplated Transactions.

3.23         Vote Required.  The only vote of Parent’s stockholders required to: (a) approve the issuance of the Parent Common Stock pursuant to this Agreement is the affirmative vote of the holders of a majority of the shares of Parent Common Stock voting on such item at the Parent Stockholders’ Meeting; and (b) approve the adoption of the Parent’s Amendment Certificate (as defined in Section 5.3(a) below) is the affirmative vote of the holders of a majority of the voting power of the shares of the Parent Common Stock (the “Required Parent Stockholder Vote”).  The affirmative vote of the holders of a majority of the voting power of the shares of common stock of Merger Sub (the “Required Merger Sub Stockholder Vote”) is the only vote of the holders of any class or series of Merger Sub’s capital stock necessary to adopt this Agreement.

3.24         Non-Contravention; Consents.  Assuming compliance with the applicable provisions of the DGCL, the HSR Act, if applicable, any applicable foreign antitrust Legal Requirements and the listing requirements of the NASDAQ Global Market, except as set forth in Part 3.24 of the Parent Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement by the Parent and Merger Sub, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will or would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a)           contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Accelrys Corporations; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Accelrys Corporations;

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(b)            contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which any of the Accelrys Corporations, or any of the assets owned or used by any of the Accelrys Corporations, is subject;

(c)            contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Accelrys Corporations or that otherwise relates to the business of any of the Accelrys Corporations or to any of the assets owned or used by any of the Accelrys Corporations;

(d)            contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Parent Material Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Parent Material Contract; (iii) accelerate the maturity or performance of any such Parent Material Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Parent Material Contract;

(e)            result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Accelrys Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Accelrys Corporations); or

(f)            result in, or increase the likelihood of, the disclosure or delivery to any escrow holder or other Person of any Parent IP (including Parent Source Code), or the transfer of any material asset of any of the Accelrys Corporations to any Person.

Except as may be required by the Securities Act, Exchange Act, the DGCL, the HSR Act, any applicable foreign antitrust Legal Requirement and the listing requirements of the NASDAQ Global Market, none of the Accelrys Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions.

3.25         Opinion of Financial Advisor.  The Parent Board has received the written opinion of Jefferies & Company, Inc. (the “Parent Financial Advisor”), financial advisor to Parent, dated April 4, 2010, to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to Parent.  Parent has furnished an accurate and complete copy of said written opinion to the Company solely for informational purposes after receipt thereof by Parent.

3.26         Brokers.  Except for the Parent Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Accelrys Corporations.  Parent has furnished to the Company accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of the Parent Financial Advisor.

3.27         Valid Issuance.  The Parent Common Stock to be issued in the Merger including the Parent Common Stock to be issued upon the exercise of assumed and converted Company Options, has been duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable and will not be subject to any restriction on resale under the Securities Act, other than restrictions imposed by Rules 144 and 145 under the Securities Act.

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3.28         Rights Agreement.  Parent has amended the Rights Agreement to provide that : (i) none of the Company, any of its stockholders nor any of their respective Affiliates or Associates (as such terms are defined in the Rights Agreement), shall be deemed to be an Acquiring Person (as defined in the Rights Agreement) as a result of the execution, delivery or performance of this Agreement, the Parent Voting Agreement or the Company Stockholder Voting Agreements or the consummation of the Merger or any of the other Contemplated Transactions; (ii) neither a Stock Acquisition Date (as defined in the Rights Agreement) nor a Distribution Date (as defined in the Rights Agreement) shall be deemed to occur as a result of the execution, delivery or performance of this Agreement, the Parent Voting Agreement or the Company Stockholder Voting Agreements or the consummation of the Merger or any of the other Contemplated Transactions; and (iii) the Rights will not separate from the Parent Common Stock as a result of the execution, delivery or performance of this Agreement, the Parent Voting Agreement or the Company Stockholder Voting Agreements or the consummation of the Merger or any of the other Contemplated Transactions (such amendment to the Parent Rights Agreement being referred to as the “Rights Agreement Amendment”).  Each of the shares of Parent Common Stock to be issued in the Merger (including the Parent Common Stock to be issued upon the exercise of assumed and converted Company Options will be entitled to one Right pursuant to the Rights Agreement and all other rights to which other holders of Parent Common Stock are entitled to receive.

3.29         Disclosure.  None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company or the stockholders of Parent or at the time of the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

3.30         Acknowledgement by Parent.  Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 2, including the Company Disclosure Schedule.  Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the Contemplated Transactions and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

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3.31         Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.

Section 4.               Certain Covenants of the Parties Regarding Operations during the Pre-Closing Period

4.1           Access and Investigation.  During the period commencing on the date of this Agreement and ending as of the earlier of the termination of this Agreement or the Effective Time (the “Pre-Closing Period”), subject to applicable Legal Requirements and the terms of any confidentiality restrictions under Contracts of a party as of the date hereof, upon reasonable notice the Company and Parent shall each, and shall cause each of their respective Subsidiaries to: (a) provide the Representatives of the other party with reasonable access during normal business hours to its Representatives and assets and to all existing Contracts (subject to confidentiality obligations), books, records, Tax Returns, work papers and other documents and information relating to such Entity or any of its Subsidiaries, in each case as reasonably requested by Parent or the Company, as the case may be; and (b) provide the Representatives of the other party with such copies of the existing Contracts (subject to confidentiality obligations), books, records, Tax Returns, work papers and other documents and information relating to such Entity and its Subsidiaries as reasonably requested by Parent or the Company, as the case may be.  During the Pre-Closing Period, the Company shall, and shall cause the Representatives of each of the Symyx Corporations to, permit Parent's senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Symyx Corporations to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent to satisfy its post-Closing obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, and subject to Section 5.7(b), during the Pre-Closing Period, the Company and Parent shall each, at least two business days prior to the filing thereof, provide the other with copies of any notice, report or other document proposed to be filed with or sent to any Governmental Body on behalf of any of the Symyx Corporations or Parent or Merger Sub in connection with the Merger or any of the other Contemplated Transactions.

4.2           Operation of the Business of the Symyx Corporations.

(a)           During the Pre-Closing Period, except as set forth in Part 4.2(a) of the Company Disclosure Schedule, as otherwise expressly permitted by this Agreement, as required by Legal Requirements or to the extent that Parent shall otherwise consent in writing: (i) the Company shall ensure that each of the Symyx Corporations conducts its business and operations in the ordinary course and consistent with past practices; (ii) the Company shall use commercially reasonable efforts to attempt to ensure that each of the Symyx Corporations preserves intact the material components of its current business organization, keeps available the services of its current officers and key employees and maintains its relations and goodwill with all material suppliers, material customers, material licensors and Governmental Bodies; and (iii) the Company shall promptly notify Parent of any claim asserted or Legal Proceeding commenced, or, to the Company’s knowledge, either: (A) with respect to a Governmental Body, overtly threatened; or (B) with respect to any other Person, threatened in writing, against, relating to, involving or otherwise affecting any of the Symyx Corporations that relates to any of the Contemplated Transactions.

(b)           Except as set forth in Part 4.2(b) of the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall not (without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed), and the Company shall ensure that each of the other Symyx Corporations does not (without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed):

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(i)            declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) dividends or distributions between or among any of the Symyx Corporations to the extent consistent with past practices; or (B) pursuant to the Company’s right to purchase restricted shares of Company Common Stock held by an employee of the Company upon termination of such employee’s employment;

(ii)           sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that: (1) the Company may issue shares of Company Common Stock: (aa) upon the valid exercise of Company Options, Company Warrants or upon the vesting of Company RSUs, in each case outstanding as of the date of this Agreement; and (bb) pursuant to the Company ESPP; and (2) the Company may, in the ordinary course of business and consistent with past practices grant Company Equity Awards to any employee of a Symyx Corporation under the Company Option Plans commensurate with his or her position with such Symyx Corporation and consistent with past practices; provided that such Company Equity Awards: (aa) if in the form of Company Options, shall have an exercise price equal to the fair market value of the Company Common Stock covered by such options determined as of the time of the grant of such options; (bb) shall be granted pursuant to the Company's standard agreement and in any event shall not contain any “single-trigger,” “double-trigger” or other vesting acceleration provisions and shall not otherwise be subject to acceleration (in whole or in part) as a result of the Merger or any of the other Contemplated Transactions (whether alone or in combination with any termination of employment or other event); (cc) shall contain the Company’s standard vesting schedule; (dd) shall not be “non-plan” options; and (ee) shall be limited such that no single Company Equity Award represents the right to purchase or receive in excess of 10,000 shares of Company Common Stock and all such Company Equity Awards collectively represent the right to purchase or receive not more than 100,000 shares of Company Common Stock;

(iii)          amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Option Plans, any provision of any agreement evidencing any outstanding Company Equity Award, or otherwise modify any of the terms of any outstanding Company Equity Award or other security or any related Contract;

(iv)           amend, terminate or grant any waiver under any standstill agreements (except as permitted in Section 4.4(a));

(v)            amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

(vi)           (A) except in the ordinary course of business and consistent with past practices, acquire any equity interest or other interest in any other Entity; (B) except in the ordinary course of business and consistent with past practices, form any Subsidiary; or (C) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vii)          make any capital expenditure (except that the Symyx Corporations may make any capital expenditure that: (A) is provided for in the Company’s capital expense budget delivered or Made Available to Parent prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of all of the Symyx Corporations since the date of this Agreement but not provided for in the Company’s capital expense budget delivered or Made Available to Parent prior to the date of this Agreement, does not exceed $100,000 in the aggregate);

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(viii)        other than in the ordinary course of business and consistent with past practices: (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Company Material Contract or any other Contract that is material to the Symyx Corporations (taken as a whole); or (B) amend, terminate, or waive any material right or remedy under, any Company Material Contract or any other Contract that is material to the Symyx Corporations (taken as a whole);

(ix)           acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets: (A) acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices; or (B) that are immaterial to the business of the Symyx Corporations);

(x)            make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Encumbrances that do not materially detract from the value of such assets or that do not materially impair the operations of any of the Symyx Corporations;

(xi)           lend money to any Person (other than routine travel and business expense advances made to directors or employees in the ordinary course of business and consistent with past practices), or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness;

(xii)           establish, adopt, enter into or amend any Company Employee Plan or Company Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any Company Associate (except that the Company: (A) may provide routine, reasonable salary increases to non-officer employees in the ordinary course of business and consistent with past practices in connection with the Company’s customary employee review process, provided that such salary increases may not exceed 10% per Company Associate or 2% in the aggregate for all Company Associates; (B) may amend the Company Employee Plans to the extent required by applicable Legal Requirements; and (C) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date of this Agreement);

(xiii)        hire any employee with annual non-equity compensation, including target bonuses, in excess of $200,000 or promote any employee to the level of Director or above (except in order to fill a position vacated after the date of this Agreement);

(xiv)         other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

(xv)           make any material Tax election;

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(xvi)         commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business and consistent with past practices; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or the other agreements listed in the definition of “Contemplated Transactions;”

(xvii)        settle any Legal Proceeding or other material claim, other than pursuant to a settlement: (A) that results solely in monetary obligation involving payment by the Symyx Corporations of the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings or claim on the Company Audited Balance Sheet; or (B) that results solely in monetary obligation involving only the payment of monies by the Symyx Corporations of not more than $200,000 in the aggregate;

(xviii)      enter into any Contract covering any Company Associate, or make any payment to any Company Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code in connection with the Contemplated Transactions or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws);

(xix)         take any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 4) or fail to take any action reasonably necessary to cause the Merger to so qualify;

(xx)          terminate the employment of more than 5 Company Employees during any ninety-day period at any Employment Site of the Symyx Corporations; or

(xxi)         agree or commit to take any of the actions described in clauses  “(i)” through “(xx)” of this Section 4.2(b).

(c)           During the Pre-Closing Period, the Company shall promptly notify Parent in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6 impossible or unlikely or that has had or would reasonably be expected to have or result in a Company Material Adverse Effect.  Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any material Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Symyx Corporations.  No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

4.3           Operation of the Business of the Accelrys Corporations.

(a)           During the Pre-Closing Period, except as set forth in Part 4.3(a) of the Parent Disclosure Schedule, as otherwise expressly permitted by this Agreement, as required by Legal Requirements or to the extent that the Company shall otherwise consent in writing: (i) Parent shall ensure that each of the Accelrys Corporations conducts its business and operations in the ordinary course and consistent with past practices; (ii) Parent shall use commercially reasonable efforts to attempt to ensure that each of the Accelrys Corporations preserves intact the material components of its current business organization, keeps available the services of its current officers and key employees and maintains its relations and goodwill with all material suppliers, material customers, material licensors, and Governmental Bodies; and (iii) Parent shall promptly notify Company of any claim asserted or Legal Proceeding commenced, or, to Parent’s knowledge, either: (A) with respect to a Governmental Body, overtly threatened; or (B) with respect to any other Person, threatened in writing, against, relating to, involving or otherwise affecting any of the Accelrys Corporations that relates to any of the Contemplated Transactions.

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(b)           Except as set forth in Part 4.3(b) of the Parent Disclosure Schedule, during the Pre-Closing Period, Parent shall not (without the prior written consent of Company, which consent shall not be unreasonably withheld or delayed), and Parent shall ensure that each of the other Accelrys Corporations does not (without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed):

(i)            declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) dividends or distributions between or among any of the Accelrys Corporations to the extent consistent with past practices; or (B) pursuant to Parent’s right to purchase restricted shares of Parent Common Stock held by an employee of Parent upon termination of such employee’s employment;

(ii)           sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that: (1) Parent may issue shares of Parent Common Stock: (aa) upon the valid exercise of Parent Options or upon the vesting of any Parent RSUs, in each case outstanding as of the date of this Agreement; and (bb) pursuant to the Parent ESPP; and (2) Parent may, in the ordinary course of business and consistent with past practices grant Parent Equity Awards to any employee of an Accelrys Corporation under the Parent Option Plans commensurate with his or her position with such Accelrys Corporation and consistent with past practices; provided that such Parent Equity Awards: (aa) if in the form of Parent Option, shall have an exercise price equal to the fair market value of the Parent Common Stock covered by such options determined as of the time of the grant of such options; (bb) shall be granted pursuant to the Parent’s standard form of agreement and in any event shall not contain any “single-trigger,” “double-trigger” or other vesting acceleration provisions and shall not otherwise be subject to acceleration (in whole or in part) as a result of the Merger or any of the other Contemplated Transactions (whether alone or in combination with any termination of employment or other event); (cc) shall contain Parent’s standard vesting schedule; (dd) shall not be “non-plan” options; and (ee) shall be limited such that no single Parent Equity Award represents the right to purchase or receive in excess of 10,000 shares of Parent Common Stock and all such Parent Equity Awards collectively represent the right to purchase or receive not more than 100,000 shares of Parent Common Stock;

(iii)          amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Parent Option Plans, any provision of any agreement evidencing any outstanding Parent Equity Award, or otherwise modify any of the terms of any outstanding Parent Equity Award or other security or any related Contract;

(iv)           amend, terminate or grant any waiver under the Parent Rights Agreement or any standstill agreements (except as permitted in Section 4.4(b));

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(v)            amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

(vi)           (A) except in the ordinary course of business and consistent with past practices, acquire any equity interest or other interest in any other Entity; (B) except in the ordinary course of business and consistent with past practices, form any Subsidiary; or (C) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vii)          make any capital expenditure (except that the Accelrys Corporations may make any capital expenditure that: (A) is provided for in Parent’s capital expense budget delivered or Made Available to the Company prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of all of the Accelrys Corporations since the date of this Agreement but not provided for in Parent’s capital expense budget delivered or Made Available to the Company prior to the date of this Agreement, does not exceed $100,000 in the aggregate);

(viii)        other than in the ordinary course of business and consistent with past practices: (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Parent Material Contract or any other Contract that is material to the Accelrys Corporations (taken as a whole); or (B) amend, terminate, or waive any material right or remedy under, any Parent Material Contract or any other Contract that is material to the Accelrys Corporations (taken as a whole);

(ix)           acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets: (A) acquired, leased, licensed or disposed of by Parent in the ordinary course of business and consistent with past practices; or (B) that are immaterial to the business of the Accelrys Corporations);

(x)            make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Encumbrances that do not materially detract from the value of such assets or that do not materially impair the operations of any of the Accelrys Corporations;

(xi)           lend money to any Person (other than routine travel and business expense advances made to directors or employees in the ordinary course of business and consistent with past practices), or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness;

(xii)         establish, adopt, enter into or amend any Parent Employee Plan or Parent Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any Parent Associate (except that Parent: (A) may provide routine, reasonable salary increases to non-officer employees in the ordinary course of business and consistent with past practices in connection with Parent’s customary employee review process, provided that such salary increases may not exceed 10% per Parent Associate or 2% in the aggregate for all Parent Associates; (B) may amend the Parent Employee Plans to the extent required by applicable Legal Requirements; and (C) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date of this Agreement);

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(xiii)        hire any employee with annual non-equity compensation, including target bonuses, in excess of $200,000 or promote any employee to the level of Director or above (except in order to fill a position vacated after the date of this Agreement);

(xiv)         other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

(xv)           make any material Tax election;

(xvi)         commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business and consistent with past practices; (B) in such cases where Parent reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that Parent consults with the Company and considers the views and comments of the Company with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or the other agreements listed in the definition of “Contemplated Transactions;”

(xvii)        settle any Legal Proceeding or other material claim, other than pursuant to a settlement: (A) that results solely in monetary obligation involving payment by the Accelrys Corporations of the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings or claim on the Parent Unaudited Balance Sheet; or (B) that results solely in monetary obligation involving only the payment of monies by the Accelrys Corporations of not more than $200,000 in the aggregate;

(xviii)      enter into any Contract covering any Parent Associate, or make any payment to any Parent Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code in connection with the Contemplated Transactions or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws);

(xix)         take any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 4) or fail to take any action reasonably necessary to cause the Merger to so qualify;

(xx)          terminate the employment of more than 5 Parent Employees during any ninety-day period at any Employment Site of the Accelrys Corporations; or

(xxi)         agree or commit to take any of the actions described in clauses “(i)” through “(xx)” of this Section 4.3(b).

(c)           During the Pre-Closing Period, Parent shall promptly notify the Company in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 7 impossible or unlikely or that has had or would reasonably be expected to have or result in a Parent Material Adverse Effect.  Without limiting the generality of the foregoing, Parent shall promptly advise the Company in writing of any material Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Accelrys Corporations.  No notification given to the Company pursuant to this Section 4.3(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

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4.4           No Solicitation.

(a)            During the Pre-Closing Period, Company shall not, directly or indirectly, and the Company shall use commercially reasonable efforts to ensure that its Subsidiaries and the respective Representatives of the Symyx Corporations do not, directly or indirectly:

(i)           solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Company Acquisition Proposal;

(ii)           furnish any information regarding any of the Symyx Corporations to any Person in connection with or in response to any Company Acquisition Proposal;

(iii)          engage in discussions or negotiations with any Person relating to,  or that prior to such discussions or negotiations would reasonably be expected to give rise to, any Company Acquisition Proposal;

(iv)           approve, endorse or recommend any Company Acquisition Proposal; or

(v)            enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Company Acquisition Transaction;

provided, however, that prior to the adoption of this Agreement by the Required Company Stockholder Vote, this Section 4.4(a) shall not prohibit the Company from furnishing information regarding the Symyx Corporations to, or entering into discussions and negotiations with, any Person if: (A) the Company shall have received from such Person a bona fide Company Acquisition Proposal that, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, the Company Board determines in good faith is, or would reasonably be expected to result in, a Company Superior Offer (and such proposal has not been withdrawn); (B) such Company Acquisition Proposal did not result from any breach of, or any action inconsistent with, any of the provisions set forth in this Section 4.4(a); (C) the Company Board concludes in good faith, after having consulted with its outside legal counsel, that failure to take such action would reasonably be expected to constitute a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable law; (D) at least four business days prior to furnishing any information to, or entering into discussions or negotiations with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions and non-solicitation provisions) at least as favorable to the Company as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (provided, however, that no such confidentiality agreement need include “standstill” provisions); and (E) at least four business days prior to furnishing any information to such Person, the Company furnishes such information to Parent (to the extent such information has not been previously furnished by the Company to Parent or Made Available to Parent).  Without limiting the foregoing, any violation of the restrictions contained in this Section 4.4(a) by any Subsidiary or Representative of the Company shall be deemed a breach of this Section 4.4(a) by the Company.

54.

(b)           During the Pre-Closing Period, Parent shall not, directly or indirectly, and Parent shall use commercially reasonable efforts to ensure that its Subsidiaries and the respective Representatives of the Accelrys Corporations do not, directly or indirectly:

(i)            solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Parent Acquisition Proposal;

(ii)           furnish any information regarding any of the Accelrys Corporations to any Person in connection with or in response to any Parent Acquisition Proposal;

(iii)          engage in discussions or negotiations with any Person relating to, or that prior to such discussions or negotiations would reasonably be expected to give rise to, any Parent Acquisition Proposal;

(iv)           approve, endorse or recommend any Parent Acquisition Proposal; or

(v)            enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Parent Acquisition Transaction;

provided, however, that prior to the approval of the Parent Proposals (as defined in Section 5.3(a)) by the Required Parent Stockholder Vote, this Section 4.4(b) shall not prohibit Parent from furnishing information regarding the Accelrys Corporations to, or entering into discussions and negotiations with, any Person if: (A) the Parent shall have received from such Person a bona fide Parent Acquisition Proposal that, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, the Parent Board determines in good faith is, or would reasonably be expected to result in, a Parent Superior Offer (and such proposal has not been withdrawn); (B) such Parent Acquisition Proposal did not result from any breach of, or any action inconsistent with, any of the provisions set forth in this Section 4.4(b); (C) the Parent Board concludes in good faith, after having consulted with its outside legal counsel, that failure to take such action would reasonably be expected to constitute a breach of the fiduciary duties  of the Parent Board to Parent’s stockholders under applicable law; (D) at least four business days prior to furnishing any information to, or entering into discussions or negotiations with, such Person, Parent gives the Company written notice of the identity of such Person and of Parent’s intention to furnish information to, or enter into discussions with, such Person, and Parent receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions and non-solicitation provisions) at least as favorable to Parent as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (provided, however, that no such confidentiality agreement need include “standstill” provisions); and (E) at least four business days prior to furnishing any information to such Person, Parent furnishes such information to the Company (to the extent such information has not been previously furnished by Parent to the Company or Made Available to the Company).  Without limiting the foregoing, any violation of the restrictions contained in this Section 4.4(b) by any Subsidiary or Representative of Parent shall be deemed a breach of this Section 4.4(b) by Parent.

(c)           During the Pre-Closing Period, the Company shall promptly (and in no event later than 24 hours) after receipt of any Company Acquisition Proposal:  (i) advise Parent orally and in writing of any such Company Acquisition Proposal (including the identity of the Person making or submitting such Company Acquisition Proposal and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period, and (ii) provide to Parent a copy of any written Company Acquisition Proposal and a copy of all written materials (including copies of any written materials received via e-mail or other electronic medium) received by the Company in connection with such Company Acquisition Proposal.  The Company shall keep Parent reasonably informed with respect to: (A) the status of any such Company Acquisition Proposal, and (B) the status and terms of any material modification or proposed material modification thereto.  The Company shall provide Parent with 48 hours prior notice (or such lesser notice as is provided to the members of the Company Board) of any meeting of the Company Board at which the Company Board is reasonably expected to consider any Company Acquisition Proposal.

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(d)           During the Pre-Closing Period, Parent shall promptly (and in no event later than 24 hours) after receipt of any Parent Acquisition Proposal:  (i) advise the Company orally and in writing of any such Parent Acquisition Proposal (including the identity of the Person making or submitting such Parent Acquisition Proposal and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period, and (ii) provide to the Company a copy of any written Parent Acquisition Proposal and a copy of all written materials (including copies of any written materials received via e-mail or other electronic medium) received by Parent in connection with such Parent Acquisition Proposal.  Parent shall keep the Company reasonably informed with respect to: (A) the status of any such Parent Acquisition Proposal, and (B) the status and terms of any material modification or proposed material modification thereto.  Parent shall provide the Company with 48 hours prior notice (or such lesser notice as is provided to the members of the Parent Board) of any meeting of the Parent Board at which the Parent Board is reasonably expected to consider any Parent Acquisition Proposal.

(e)            The Company shall, and shall cause its Representatives to, immediately cease and cause to be terminated any discussions existing as of the date of this Agreement with any Person that relate to any Company Acquisition Proposal.

(f)             Parent shall, and shall cause its Representatives to, immediately cease and cause to be terminated any discussions existing as of the date of this Agreement with any Person that relate to any Parent Acquisition Proposal.

(g)            Each of Parent and the Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar Contract to which any such party or any of its Subsidiaries is a party or under which any such party or any of its Subsidiaries has any rights, and will use its commercially reasonable efforts to cause each such agreement to be enforced at the request of the other party to this Agreement.

Section 5.              Additional Covenants of the Parties

5.1           Registration Statement; Joint Proxy Statement/Prospectus.

(a)           As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as a prospectus.  Each of Parent and the Company shall use commercially reasonable efforts: (i) to cause the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC; (ii) to promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (iii) to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC; and (iv) to keep the Form S-4 Registration Statement effective through the Closing in order to permit the consummation of the Merger.  Parent shall use commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Parent’s stockholders, and the Company shall use commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act.  Each of Parent and the Company shall promptly furnish the other party all information concerning such party, its Subsidiaries and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1.  If either Parent or the Company becomes aware of any information that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus, then such party:  (i) shall promptly inform the other party thereof; (ii) shall provide the other party (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus prior to it being filed with the SEC; (iii) shall provide the other party with a copy of such amendment or supplement promptly after it is filed with the SEC; and (iv) shall cooperate, if appropriate, in mailing such amendment or supplement to the stockholders of the Company or Parent.

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(b)           Prior to the Effective Time, Parent shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities law of every state of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders’ Meeting; provided, however, that Parent shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.

5.2           Company Stockholders’ Meeting.

(a)           The Company: (i) shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to adopt this Agreement (the “Company Stockholders’ Meeting”); and (ii) shall submit such proposal to such holders at the Company Stockholders’ Meeting and, except as otherwise contemplated by this Agreement, shall not submit any other proposal to such holders in connection with the Company’s Stockholders’ Meeting without the prior written consent of Parent.  The Company, in consultation with Parent, shall set a record date for persons entitled to notice of, and to vote at, the Company’s Stockholders’ Meeting and shall not change such record date without the prior written consent of Parent.  The Company Stockholders’ Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act.  The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.  Notwithstanding anything to the contrary contained in this Agreement, the Company may after consultation with Parent adjourn or postpone the Company’s Stockholders’ Meeting only: (A) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus that is required by applicable law is timely provided to the Company’s stockholders; (B) if as of the time for which the Company Stockholders’ Meeting is originally scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company’s Stockholders’ Meeting; or (C) if additional time is reasonably required to solicit proxies in favor of the adoption of this Agreement.

(b)           Subject to Section 5.2(c): (i) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Company Board recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting (the recommendation of the Company Board that the Company’s stockholders vote to adopt this Agreement being referred to as the “Company Board Recommendation”); (ii) the Company Board Recommendation shall not, directly or indirectly, be withdrawn or modified in a manner adverse to Parent; (iii) neither the Company Board nor any committee thereof shall: (A) fail to reaffirm the Company Board Recommendation, or fail to publicly state that the Merger and this Agreement are in the best interest of the Company’s stockholders, within ten business days after Parent requests in writing that such action be taken; (B) fail to publicly announce, within ten business days after a tender offer or exchange offer relating to the securities of the Company shall have been commenced, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer; (C) fail to issue, within ten business days after a Company Acquisition Proposal is publicly announced, a press release announcing its opposition to such Company Acquisition Proposal; or (D) recommend, adopt or approve a Company Acquisition Proposal; or (iv) resolve to take any action described in clauses “(ii)” or “(iii)” of this sentence (each of the foregoing actions described in clauses “(ii),” “(iii)” and “(iv)” being referred to as a “Company Change in Recommendation”).

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(c)           Notwithstanding anything to the contrary contained in Section 5.2(b) or elsewhere in this Agreement, at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company Board may effect, or cause the Company to effect, as the case may be, a Company Change in Recommendation:

(i)           if: (A) the Company has not breached its obligations under Section 4.4(a) in connection with the Company Acquisition Proposal referred to in the following clause “(B);” (B) after the date of this Agreement, an unsolicited Company Acquisition Proposal is made to the Company and is not withdrawn; (C) the Company Board determines in its good faith judgment, after consulting with a financial advisor of nationally recognized reputation and outside legal counsel, that such Company Acquisition Proposal constitutes a Company Superior Offer; (D) the Company Board does not effect, or cause the Company to effect, a Company Change in Recommendation at any time within four business days after Parent receives written notice from the Company confirming that the Company Board has determined that such Company Acquisition Proposal is a Company Superior Offer; (E) during such four business day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that the Company Acquisition Proposal that was determined to constitute a Company Superior Offer no longer constitutes a Company Superior Offer; (F) at the end of such four business day period, such Company Acquisition Proposal has not been withdrawn and continues to constitute a Company Superior Offer (taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(E)” or otherwise); and (G) the Company Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Company Superior Offer, a failure to make a Company Change in Recommendation would reasonably be expected to constitute a breach of the fiduciary duties  of the Company Board to the Company’s stockholders under applicable law; or

(ii)           if: (A) other than the development or circumstances contemplated by clause “(i)” of this Section 5.2(c), a material development or change in circumstances occurs or arises after the date of this Agreement that was neither known to any Symyx Corporation or any Representative of any Symyx Corporation nor reasonably foreseeable to any Symyx Corporation as of the date of this Agreement (such material development or change in circumstances being referred to as a “Company Intervening Event”); provided, however, that (1) in no event shall the receipt, existence of or terms of a Company Acquisition Proposal or a Company Superior Offer or any inquiry relating thereto or the consequences thereof constitute a Company Intervening Event and (2) in no event shall any event, occurrence, fact, condition, effect, change or development that has an adverse effect on the business, financial condition or results of operations of any Accelrys Corporation, constitute a Company Intervening Event, unless such event, occurrence, fact, condition, effect, change or development has had or would reasonably be expected to have a Parent Material Adverse Effect; (B) at least four business days prior to any meeting of the Company Board at which the Company Board will consider whether such Company Intervening Event requires the Company Board to effect, or cause the Company to effect, a Company Change in Recommendation, the Company provides Parent with a written notice specifying the date and time of such meeting and the reasons for holding such meeting; (C) during such four business day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for the Company Board to effect, or cause the Company to effect, a Company Change in Recommendation as a result of such Company Intervening Event; and (D) the Company Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Company Intervening Event, a failure to make a Company Change in Recommendation would reasonably be expected to constitute a breach of the fiduciary duties  of the Company Board to the Company’s stockholders under applicable law.

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(d)           Notwithstanding any Company Change in Recommendation, unless earlier terminated in accordance with Section 8.1, this Agreement shall be submitted to the holders of Company’s Common Stock at the Company Stockholders’ Meeting for the purpose of voting on the adoption of this Agreement and nothing contained in this Agreement shall be deemed to relieve the Company of such obligation.

5.3           Parent Stockholders’ Meeting.

(a)           Parent: (i) shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Parent Common Stock (the “Parent Stockholders’ Meeting”) to vote on proposals to approve (A) the issuance of shares of Parent Common Stock in the Merger;  and (B) an amendment to Parent’s certificate of incorporation to increase the number of shares of Parent Common Stock authorized for issuance under the Parent’s certificate of incorporation from 60,000,000 shares to 100,000,000 shares (the “Parent’s Amendment Certificate” and together with the proposal set forth in clause “(A)” the “Parent Proposals”); and (ii) shall submit such Parent Proposals to such holders at the Parent Stockholders’ Meeting and, except as otherwise contemplated by this Agreement, shall not submit any other proposal to such holders in connection with the Parent Stockholders’ Meeting without the prior written consent of the Company; provided, however, that Parent may submit the Other Parent Proposals to its stockholders at the Parent Stockholders’ Meeting without the prior written consent of the Company.  Parent, in consultation with the Company shall set a record date for persons entitled to notice of, and to vote at, the Parent Stockholders’ Meeting and shall not change such record date without the prior written consent of the Company.  The Parent Stockholders’ Meeting shall be held on the same date this Agreement would be submitted to the Company’s stockholders for adoption at the Company Stockholders’ Meeting (or, to the extent that Parent and the Company agree, as promptly as practicable thereafter).  Parent shall ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.  Notwithstanding anything to the contrary contained in this Agreement, Parent may after consultation with the Company adjourn or postpone the Parent Stockholders’ Meeting only: (i) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus that is required by applicable law is timely provided to Parent’s stockholders; (ii) if as of the time for which the Parent Stockholders’ Meeting is originally scheduled there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Stockholders’ Meeting; or (iii) if additional time is reasonably required to solicit proxies in favor of the approval of the Parent Proposals.

(b)           Subject to Section 5.3(c): (i) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Parent Board recommends that Parent’s stockholders vote to approve the Parent Proposals (the recommendation of the Parent Board that Parent’s stockholders vote to approve the Parent Proposals being referred to as the “Parent Board Recommendation”); (ii) the Parent Board Recommendation shall not, directly or indirectly, be withdrawn or modified in a manner adverse to the Company; (iii) neither the Parent Board nor any committee thereof shall: (A) fail to reaffirm the Parent Board Recommendation, or fail to publicly state that the Merger and this Agreement are in the best interest of Parent’s stockholders, within ten business days after the Company requests in writing that such action be taken; (B) fail to publicly announce, within ten business days after a tender offer or exchange offer relating to the securities of Parent shall have been commenced, a statement disclosing that the Parent Board recommends rejection of such tender or exchange offer; (C) fail to issue, within ten business days after a Parent Acquisition Proposal is publicly announced, a press release announcing its opposition to such Parent Acquisition Proposal; or (D) recommend, adopt or approve a Parent Acquisition Proposal; or (iv) resolve to take any action described in clauses “(ii)” or “(iii)” of this sentence (each of the foregoing actions described in clauses “(ii),” “(iii)” and “(iv)” being referred to as a “Parent Change in Recommendation”).

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(c)           Notwithstanding anything to the contrary contained in Section 5.3(b) or elsewhere in this Agreement, at any time prior to the approval of the Parent Proposals by the Required Parent Stockholder Vote, the Parent Board may effect, or cause Parent to effect, as the case may be, a Parent Change in Recommendation:

(i)           if: (A) Parent has not breached its obligations under Section 4.4(b) in connection with the Parent Acquisition Proposal referred to in the following clause “(B);” (B) after the date of this Agreement, an unsolicited Parent Acquisition Proposal is made to Parent and is not withdrawn; (C) the Parent Board determines in its good faith judgment, after consulting with a financial advisor of nationally recognized reputation and outside legal counsel, that such Parent Acquisition Proposal constitutes a Parent Superior Offer; (D) the Parent Board does not effect, or cause Parent to effect, a Parent Change in Recommendation at any time within four business days after the Company receives written notice from Parent confirming that the Parent Board has determined that such Parent Acquisition Proposal is a Parent Superior Offer; (E) during such four business day period, if requested by the Company, Parent engages in good faith negotiations with the Company to amend this Agreement in such a manner that the Parent Acquisition Proposal that was determined to constitute a Parent Superior Offer no longer constitutes a Parent Superior Offer; (F) at the end of such four business day period, such Parent Acquisition Proposal has not been withdrawn and continues to constitute a Parent Superior Offer (taking into account any changes to the terms of this Agreement proposed by the Company as a result of the negotiations required by clause “(E)” or otherwise); and (G) the Parent Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Parent Superior Offer, a failure to make a Parent Change in Recommendation would reasonably be expected to constitute a breach of the fiduciary duties  of the Parent Board to Parent’s stockholders under applicable law; or

(ii)           if: (A) other than the development or circumstances contemplated by clause “(i)” of this Section 5.3(c), a material development or change in circumstances occurs or arises after the date of this Agreement that was neither known to any Accelrys Corporation or any Representative of any Accelrys Corporation nor reasonably foreseeable to any Accelrys Corporation as of the date of this Agreement (such material development or change in circumstances being referred to as a “ Parent Intervening Event”); provided, however, that (1) in no event shall the receipt, existence of or terms of a Parent Acquisition Proposal or a Parent Superior Offer or any inquiry relating thereto or the consequences thereof constitute a Parent Intervening Event and (2) in no event shall any event, occurrence, fact, condition, effect, change or development that has an adverse effect on the business, financial condition or results of operations of any Symyx Corporation, constitute a Parent Intervening Event, unless such event, occurrence, fact, condition, effect, change or development has had or would reasonably be expected to have a Company Material Adverse Effect; (B) at least four business days prior to any meeting of the Parent Board at which the Parent Board will consider whether such Parent Intervening Event requires the Parent Board to effect, or cause Parent to effect, a Parent Change in Recommendation, Parent provides the Company with a written notice specifying the date and time of such meeting and the reasons for holding such meeting; (C) during such four business day period, if requested by the Company, Parent engages in good faith negotiations with the Company to amend this Agreement in such a manner that obviates the need for the Parent Board to effect, or cause Parent to effect, a Parent Change in Recommendation as a result of such Parent Intervening Event; and (D) the Parent Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Parent Intervening Event, the failure to make a Parent Change in Recommendation would reasonably be expected to constitute a breach of the fiduciary duties of the Parent Board to Parent’s stockholders under applicable law.

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(d)           Notwithstanding any Parent Change in Recommendation, unless earlier terminated in accordance with Section 8.1, this Agreement shall be submitted to the holders of Parent Common Stock at the Parent Stockholders’ Meeting for the purpose of voting on the Parent Proposals and nothing contained in this Agreement shall be deemed to relieve Parent of such obligation.

5.4           Stock Options and Company ESPP.

(a)           At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock, and Parent shall assume such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Option Plan and the terms of the Contract by which such Company Option is evidenced.  All rights with respect to Company Common Stock under Company Options assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock.  Accordingly, from and after the Effective Time: (A) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (B) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (C) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent shall be determined by dividing the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (D) any restriction on the exercise of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged as a result of the assumption of such Company Option; provided, however, that Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option assumed by Parent.

(b)           Parent shall file with the SEC, no later than 30 days after the Closing Date, a registration statement on Form S-8, if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to the Company Options assumed by Parent in accordance with Section 5.4(a).

(c)           At the Effective Time, Parent may (if Parent determines that it desires to do so) assume any or all of the Company Option Plans.  If Parent elects to assume any Company Option Plan, then, under such Company Option Plan, Parent shall be entitled to grant stock awards, to the extent permissible under applicable Legal Requirements, using the share reserves of such Company Option Plan as of the Effective Time (including any shares returned to such share reserves as a result of the termination of Company Options that are assumed by Parent pursuant to Section 5.4(a)), except that: (i) stock covered by such awards shall be shares of Parent Common Stock; (ii) all references in such Company Option Plan to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of Company Common Stock by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (iii) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to the administration of such Company Option Plan.

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(d)           Prior to the Effective Time, the Company shall take all action that may be necessary (under the Company Option Plans and otherwise) to effectuate the provisions of this Section 5.4 and to ensure that, from and after the Effective Time, holders of Company Equity Awards have no rights with respect thereto other than those specifically provided in this Section 5.4.

(e)           Prior to the Designated Date, the Company shall take all action that may be necessary to: (i) cause any outstanding offering period (or similar period during which Company Common Stock may be purchased) under the Company ESPP to be terminated as of the last business day prior to the Closing Date (the last business day prior to the Closing Date being referred to as the “Designated Date”); (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period (or similar period), but otherwise treat such shortened offering period (or similar period) as a fully effective and completed offering period for all purposes under the Company ESPP; (iii) cause the exercise as of the Designated Date of each outstanding purchase right under the Company ESPP; and (iv) provide that no further offering period (or similar period) or purchase period shall commence under the Company ESPP after the date of this Agreement; provided, however, that the actions described in clauses “(i)” through “(iv)” of this sentence shall be conditioned upon the consummation of the Merger.  On the Designated Date, the Company shall apply the funds credited as of such date under the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company ESPP.  Immediately prior to and effective as of the Designated Date (and subject to the consummation of the Merger), the Company shall terminate the Company ESPP.

5.5           Employee Benefits.

(a)           Parent agrees that, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements or Legal Requirements: (i) all employees of the Symyx Corporations who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) shall be eligible to participate in Parent’s health, vacation and 401(k) plans, to substantially the same extent as similarly situated employees of Parent; and (ii) for purposes of determining a Continuing Employee’s eligibility to participate in such plans (but not for purposes of benefit accrual), such Continuing Employee shall receive credit under such plans for his or her years of continuous service with the Symyx Corporations prior to the Effective Time.

(b)           Nothing in this Section 5.5 or elsewhere in this Agreement shall be construed to create a right in any Company Associate to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent.  No provision in this Agreement shall modify or amend any other agreement, plan, program of document (including any Company Employee Plan or Company Option Plan) unless this Agreement explicitly states that agreement, plan, program of document (including any Company Employee Plan or Company Option Plan) shall be so modified or amended.  Except for Company Indemnified Persons (as defined in Section 5.6(a)) to the extent of their respective rights pursuant to Section 5.6, no Company Associate, and no Continuing Employee, shall be deemed to be a third party beneficiary of this Agreement.  No Parent Associate shall be deemed to be a third party beneficiary of this Agreement.

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(c)           If requested in writing by Parent at least five days prior to the Closing, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the Designated Date, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”).  If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company Board of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Parent).  The Company also shall take, prior to the Effective Time, such other actions in furtherance of terminating such Company 401(k) Plan as Parent may reasonably request.

(d)           With respect to each “employee benefit plan” as defined in Section 3(3) of ERISA and each vacation and severance plan (that is not an “employee benefit plan” as defined in Section 3(3) of ERISA) maintained by Parent or any Subsidiary of Parent (collectively, the “Parent Benefit Plans”) in which any Continuing Employee will participate after the Effective Time, Parent shall use commercially reasonable efforts to, or shall cause the Surviving Corporation to use commercially reasonable  efforts to, recognize all service of the Continuing Employees with the Company or a Subsidiary, as the case may be, for purposes of eligibility, vesting and participation (but not for benefit accrual purposes), in any such Parent Benefit Plan.  In addition, Parent shall use commercially reasonable efforts to, or shall cause the Surviving Corporation to use commercially reasonable efforts to: (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any Parent  Benefit Plan that is a welfare benefit plan in which such Continuing Employees may be eligible to participate after the Effective Time, other than preexisting condition limitations, exclusions or waiting periods that are already in effect with respect to such Continuing Employees and that have not been satisfied or waived as of the Effective Time under any welfare benefit plan maintained for the Continuing Employees immediately prior to the Effective Time; and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any Parent Benefit Plan that is a welfare plans in which such Continuing Employees may be eligible to participate after the Effective Time.

(e)           To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to any of the Contemplated Transactions, the Company shall cooperate with Parent to ensure that such requirements are complied with prior to the Effective Time.  Prior to the Effective Time, the Company shall not, and shall ensure that its Subsidiaries and the respective Representatives of the Symyx Corporations do not, communicate with any employees of the Symyx Corporations regarding post-Closing employment matters, including post-Closing employee benefits and compensation, without the prior written approval of Parent, which approval shall not be unreasonably withheld.

5.6           Indemnification of Officers and Directors.

(a)           Company Indemnified Person.

(i)           All rights to indemnification by the Company existing in favor of those Persons who are directors and officers of the Company as of the date of this Agreement (the “Company Indemnified Persons”) for their acts and omissions as directors and officers of the Company occurring prior to the Effective Time, as provided in the Company’s certificate of incorporation or bylaws (as in effect as of the date of this Agreement) and as provided in any indemnification agreements between the Company and said Company Indemnified Persons (as in effect as of the date of this Agreement) identified in Part 2.10(a)(iv) of the Company Disclosure Schedule, shall survive the Merger and be observed by the Surviving Corporation to the fullest extent permitted by Delaware law for a period of six years from the date on which the Merger becomes effective.

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(ii)           From the Effective Time until the sixth anniversary of the date on which the Merger becomes effective, the Surviving Corporation shall maintain in effect, for the benefit of the Company Indemnified Persons with respect to their acts and omissions as directors and officers of the Company occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form delivered or Made Available by the Company to Parent prior to the date of this Agreement (the “Company Existing D&O Policy”), to the extent that directors’ and officers’ liability insurance coverage is commercially available; provided, however, that: (i) the Surviving Corporation may substitute for the Company Existing D&O Policy a policy or policies of comparable coverage; and (ii) the Surviving Corporation shall not be required to pay annual premiums for the Company Existing D&O Policy (or for any substitute policies) in excess of $848,000 (the “Company Maximum Premium”).  In the event any future annual premiums for the Company Existing D&O Policy (or any substitute policies) exceed the Company Maximum Premium, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Company Existing D&O Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to the Company Maximum Premium.

(b)           This Section 5.6 is intended to be for the benefit of, and shall be enforceable by, the Company Indemnified Persons, their heirs and personal representatives and shall be binding on the Parent, the Surviving Corporation and their successors and assigns, and may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Company Indemnified Person (provided that such amendment, alteration or repeal prior to the Effective Time shall be governed by Section 9.1).  In the event that the Parent or the Surviving Corporation or any of their successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or the Parent (as the case may be) honor the indemnification obligations set forth in this Section 5.6.

5.7           Regulatory Approvals and Related Matters.

(a)           Each party shall use reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body.  Without limiting the generality of the foregoing, the Company and Parent shall, promptly (and in any event within 10 days) after the date of this Agreement, prepare and file the notifications required under any Legal Requirement that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”) in connection with the Merger.  The Company and Parent each shall promptly (i) supply the other party with any information which may be required in order to effectuate notices, reports, documents or other filings with any Governmental Body required to be made pursuant to any Antitrust Laws (including the HSR Act) (the “Antitrust Filings”); and (ii) supply any additional information which reasonably may be required by any Governmental Body in connection with Antitrust Filings or which the parties may reasonably deem appropriate.  Each of the Company and Parent will notify the other party promptly upon the receipt of (A) any comments from any Governmental Bodies in connection with any Antitrust Filings made pursuant hereto; and (B) any request by any Governmental Bodies for amendments or supplements to any Antitrust Filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements, including the requirements of the HSR Act.  Whenever any event occurs that is required to be set forth in an amendment or supplement to any Antitrust Filings, the Company or Parent, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the applicable Governmental Body such amendment or supplement.  Each of the Company and Parent shall give the other party prompt notice of the commencement or known threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other Contemplated Transactions, keep the other party reasonably informed as to the status of any such Legal Proceeding or threat, and in connection with any such  Legal Proceeding, each of the Company or Parent will permit authorized representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Proceeding.

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(b)           Subject to Section 5.7(c), Parent and the Company shall each use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate the Merger and make effective the other Contemplated Transactions.  Without limiting the generality of the foregoing, but subject to Section 5.7(c), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions; (ii) shall use best reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions; and (iii) shall use reasonable best efforts to lift any restraint, injunction or other legal bar to the Merger.  The Company and Parent shall each furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. In addition, each of the parties hereto shall consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any third party (including any Governmental Body) or any other information supplied by such party to a third party in connection with this Agreement and the other Contemplated Transactions.

(c)           Notwithstanding anything to the contrary contained in this Section 5.7, neither Parent, Merger Sub  or the Company shall have any obligation under this Agreement to divest or agree to divest (or cause any of its Subsidiaries to divest or agree to divest) any of its respective material businesses, material product lines or material assets, or to take or agree to take (or cause any of its Subsidiaries to take or agree to take) any other material action or agree (or cause any of its Subsidiaries to agree) to any material limitation or material restriction on any of its respective material businesses, material product lines or material assets.

5.8           Disclosure.  Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement, and the Company shall consult with Parent and consider the views and comments of Parent before any of the Symyx Corporations or any of their Representatives sends any emails or other documents to the Company Associates generally or otherwise communicate with the Company Associates generally, with respect to the Merger or any of the other Contemplated Transactions. Notwithstanding the foregoing: (i) each party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party), (ii) a party may, without the prior consent of the other party hereto, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement or the rules and regulations of the NASDAQ Global Market if it first notifies and consults with the other party hereto prior to issuing any such press release or making any such public announcement or statement; (iii) the Company need not consult with Parent in connection with any press release, public statement or filing to be issued or made with respect to any Company Acquisition Proposal, Company Superior Offer or Company Change in Recommendation; and (iv) Parent need not consult with the Company in connection with any press release, public statement or filing to be issued or made with respect to any Parent Acquisition Proposal, Parent Superior Offer or Parent Change in Recommendation.

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5.9           Tax Matters.  Prior to the filing of the Form S-4 Registration Statement, the Company and Parent shall execute and deliver to Cooley Godward Kronish LLP and to Paul, Hastings, Janofsky & Walker LLP tax representation letters in customary form.  To the extent requested by Parent or the Company, each of Parent, Merger Sub and the Company shall confirm to Cooley Godward Kronish LLP and to Paul, Hastings, Janofsky & Walker LLP the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to the immediately preceding sentence.  Following the delivery of the tax representation letters pursuant to the first sentence of this Section 5.9: (a) Parent shall use commercially reasonable efforts to cause  Paul, Hastings, Janofsky & Walker LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act; and (b) the Company shall use commercially reasonable efforts to cause Cooley Godward Kronish LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act.  In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.9.

5.10         Listing.  Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger, including the Parent Common Stock to be issued upon the exercise of assumed and converted Company Options, to be approved for listing (subject to notice of issuance) on the NASDAQ Global Market at or prior to the Effective Time.

5.11         Resignation of Officers and Directors.  The Company shall use its commercially reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation of each officer and director of each of the Symyx Corporations.

5.12         Board of Directors of the Combined Company; Management of the Combined Company.

(a)           The parties shall take all actions necessary to ensure that effective immediately following the Effective Time, the Parent Board shall consist of the following members, each to be in the class identified below and to hold office from and after the Effective Time until the earliest of appointment of his or her respective successor, resignation or proper removal: (a) Class I directors shall consist of Jeffrey Rodeck, Larry Ferguson and Steven Goldby; (b) Class II directors shall consist of Max Carnecchia, Christopher Steffen and Timothy Harkness; and (c) Class III shall consist of Ken Coleman, Ricardo Levy, Chris van Ingen and Bruce Pasternack.

(b)           The parties shall take all actions necessary to ensure that effective immediately following the Effective Time, Max Carnecchia shall be the Chief Executive Officer of Parent and Michael Piraino shall be the Senior Vice President and Chief Financial Officer of Parent.

5.13         Section 16 Matters.  Subject to the following sentence, prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Contemplated Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and the acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act.  At least 30 days prior to the Closing Date, the Company shall furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Common Stock held by such individual and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger; (b) the number of Company Options and Company RSUs held by such individual and expected to be converted into options and/or restricted stock units to purchase or rights to be issued shares of Parent Common Stock in connection with the Merger; and (c) the number of other derivative securities (if any) with respect to Company Common Stock held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

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5.14         Affiliates. The Company shall deliver to Parent a letter identifying all known “affiliates” of the Company pursuant to Rule 145 of the Securities Act, and thereafter the Company shall use its commercially reasonable efforts to obtain a written agreement, in form and substance reasonably satisfactory to Parent, from each Person who may be so deemed as soon as practicable, and in any event within 30 days prior to the Closing.

5.15         Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub and, after the Effective Time, the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement.

Section 6.               Conditions Precedent to Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to cause the Merger to be effected and otherwise cause the Contemplated Transactions to be consummated are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1           Accuracy of Representations.

(a)           Each of the Company Designated Representations shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(b)           Each of the representations and warranties of the Company (other than the Company Designated Representations) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (i) for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (A) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; and (ii) any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Company Material Adverse Effect.

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6.2           Performance of Covenants.  The covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3           Effectiveness of Registration Statement.  The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act; no stop order shall have been issued by the SEC and shall remain in effect with respect to the Form S-4 Registration Statement; and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened by the SEC.

6.4           Stockholder Approval.

(a)           This Agreement shall have been duly adopted by the Required Company Stockholder Vote; and

(b)           The Parent Proposals shall have been duly approved by the Required Parent Stockholder Vote.

6.5           Documents.  Parent and Merger Sub shall have received the following agreements and documents, each of which shall be in full force and effect:

(a)           a legal opinion of Paul, Hastings, Janofsky & Walker LLP, dated as of the Closing Date and addressed to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that: (i) in rendering such opinion, Paul, Hastings, Janofsky & Walker LLP may rely upon the tax representation letters referred to in Section 5.9; and (ii) if Paul, Hastings, Janofsky & Walker LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Cooley Godward Kronish LLP renders such opinion to Parent); and

(b)           a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in 6.1, 6.2, 6.4(a), 6.6, 6.10 and 6.11 have been duly satisfied.

6.6           No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to result in a Company Material Adverse Effect.

6.7           Governmental Approvals.

(a)           Any waiting period applicable to the consummation of the Merger under any applicable Antitrust Law (including the HSR Act) shall have expired or been terminated.

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(b)           Any Governmental Authorization or other Consent required to be obtained with respect to the Merger under any applicable Antitrust Law or other Legal Requirement shall have been obtained and shall remain in full force and effect (other than any such Governmental Authorization or Consent under other Legal Requirements, the failure to obtain which would not reasonably be expected to result in a Company Material Adverse Effect or a Parent Material Adverse Effect).

6.8           Listing.  The shares of Parent Common Stock to be issued in the Merger, including the Parent Common Stock to be issued upon the exercise of assumed and converted Company Options, shall have been approved for listing (subject to notice of issuance) on the NASDAQ Global Market.

6.9           No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.10         No Governmental Litigation.  There shall not be pending or overtly threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or any of the other Contemplated Transactions; (b) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (c) relating to the Merger or the other Contemplated Transaction and that would reasonably be expected to materially and adversely affect the right or ability of Parent to own any of the material assets or materially limit the operation of the business of any of the Symyx Corporations; (d) seeking to compel any of the Symyx Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets or material business as a result of the Merger or any of the other Contemplated Transactions; or (e) relating to the Merger or the other Contemplated Transactions and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Parent or any of the Symyx Corporations.

6.11        Current SEC Reports.  The Company shall have filed all statements, reports, schedules, forms, exhibits, and other documents required to be filed pursuant to Section 13(a) of the Exchange Act with the SEC since the date of this Agreement.

6.12         FIRPTA Matters.  The Company shall have delivered to Parent a statement described in Section 1.1445-2(c)(3)(i) of the United States Treasure Regulations certifying the interests in the Company are not U.S. real property interests.

Section 7.               Conditions Precedent to Obligation of the Company

The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1           Accuracy of Representations.

(a)           Each of the Parent Designated Representations shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

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(b)           Each of the representations and warranties of Parent and Merger Sub (other than the Parent Designated Representations) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (i) for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (A) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) any update of or modification to the Parent Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; and (ii) any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Parent Material Adverse Effect.

7.2           Performance of Covenants.  The covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3           Effectiveness of Registration Statement.  The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act; no stop order shall have been issued by the SEC and shall remain in effect with respect to the Form S-4 Registration Statement; and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened by the SEC.

7.4           Stockholder Approval.

(a)           This Agreement shall have been duly adopted by the Required Company Stockholder Vote; and

(b)           The Parent Proposals shall have been duly approved by the Required Parent Stockholder Vote.

7.5           Documents.  The Company shall have received the following documents:

(a)           a legal opinion of Cooley Godward Kronish LLP, dated as of the Closing Date and addressed to the Company, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that: (i) in rendering such opinion, Cooley Godward Kronish LLP may rely upon the tax representation letters referred to in Section 5.9; and (ii) if Cooley Godward Kronish LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Paul, Hastings, Janofsky & Walker LLP renders such opinion to the Company); and

(b)           a certificate executed by an executive officer of Parent confirming that the conditions set forth in Sections 7.1, 7.2, 7.4(b), 7.6, 7.10 and 7.11 have been duly satisfied.

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7.6           No Parent Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to result in a Parent Material Adverse Effect.

7.7           Governmental Approvals.

(a)           Any waiting period applicable to the consummation of the Merger under any applicable Antitrust Law (including the HSR Act) shall have expired or been terminated.

(b)           Any Governmental Authorization or other Consent required to be obtained with respect to the Merger under any applicable Antitrust Law or other Legal Requirement shall have been obtained and shall remain in full force and effect (other than any such Governmental Authorization or Consent under other Legal Requirements, the failure to obtain which would not reasonably be expected to result in a Company Material Adverse Effect or a Parent Material Adverse Effect).

7.8           Listing.  The shares of Parent Common Stock to be issued in the Merger, including the Parent Common Stock to be issued upon the exercise of assumed and converted Company Options, shall have been approved for listing (subject to notice of issuance) on the NASDAQ Global Market.

7.9           No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.10         No Governmental Litigation.  There shall not be pending or overtly threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or any of the other Contemplated Transactions; (b) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (c) that would reasonably be expected to materially and adversely affect the right or ability of Parent or any of the Symyx Corporations to own any of the material assets or materially limit the operation of the business of any of the Symyx Corporations; (d) seeking to compel any of the Symyx Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets or material business as a result of the Merger or any of the other Contemplated Transactions; or (e) relating to the Merger or the other Contemplated Transactions and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Parent or any of the Symyx Corporations.

7.11         Current SEC Reports.  Parent shall have filed all statements, reports, schedules, forms and other documents required to be filed pursuant to Section 13(a) of the Exchange Act with the SEC since the date of this Agreement.

Section 8.               Termination

8.1           Termination.  This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the issuance of shares of Parent Common Stock in the Merger by Parent’s stockholders):

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(a)           by mutual written consent of Parent and the Company;

(b)           by either Parent or the Company if the Merger shall not have been consummated by December 31, 2010 (the “End Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(c)           by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)           by either Parent or the Company if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to have this Agreement adopted by the Required Company Stockholder Vote is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(e)           by either Parent or the Company if: (i) the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the Parent Proposals; and (ii) any of the Parent Proposals shall not have been approved at the Parent Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Parent Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) if the failure to have the Parent Proposals approved by the Required Parent Stockholder Vote is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(f)            by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

(g)           by the Company (at any time prior to the approval of the Parent Proposals by the Required Parent Stockholder Vote) if a Parent Triggering Event shall have occurred;

(h)           by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), in either case, such that the condition set forth in Section 6.1(a) or the condition set forth in Section 6.1(b) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date: (A) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded); or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that, for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of the Company’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by the Company is curable by the Company within 45 days of the date Parent gives the Company notice of such inaccuracy or breach and the Company is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(h) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach; or

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(i)            by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), in either case, such that the condition set forth in Section 7.1(a) or the condition set forth in Section 7.1(b) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date: (A) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) any update of or modification to the Parent Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded); or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that, for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of  Parent’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by Parent is curable by Parent by within 45 days of the date the Company gives Parent notice of such inaccuracy or breach and Parent is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(i) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach.

8.2           Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its  terms; and (iii) the termination of this Agreement shall not relieve any party from any liability for any material inaccuracy in or breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

8.3           Expenses; Termination Fees.

(a)           Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with: (i) the filing, printing and mailing of the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus and any amendments or supplements thereto; and (ii) the filing by the parties hereto of any notice or other document under any applicable antitrust or competition Legal Requirement.

(b)           If this Agreement is terminated: (i) by Parent pursuant to Section 8.1(f); or (ii) by Parent or the Company pursuant to Section 8.1(d), and in the case of clause “(ii)” of this sentence either: (A) (1) at or prior to the time of the termination of this Agreement a Company Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made and shall not have been withdrawn; and (2) on or prior to the first anniversary of such termination of this Agreement, either: (x) a Company Acquisition Transaction is consummated; or (y) a definitive agreement relating to a Company Acquisition Transaction is entered into by a Symyx Corporation, or (B) a Company Triggering Event shall have occurred prior to the date of termination, then the Company shall pay to Parent, in cash at the time specified in the following sentence, a nonrefundable fee in the amount of $7,500,000 (the “Company Termination Fee”). The Company Termination Fee shall be paid as follows: (x) in the case of clause “(i)” or “(ii)(B)” of the preceding sentence, within two business days after termination of this Agreement; and (y) in the case of clause “(ii)(A)” of the preceding sentence, within two business days after the first to occur of the consummation of the Company Acquisition Transaction or the entering into by a Symyx Corporation of the definitive agreement related thereto.

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If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d), then the Company shall pay to Parent in cash within two business days after the termination of this Agreement the amount of $1,000,000 in respect of Parent’s expenses in connection with this Agreement, which shall be credited against the fees payable pursuant to this Section 8.3(b), if any.

(c)           If this Agreement is terminated: (i) by the Company pursuant to Section 8.1(g); or (ii) by Parent or the Company pursuant to Section 8.1(e), and in the case of clause “(ii)” of this sentence either: (A) (1) at or prior to the time of the termination of this Agreement a Parent Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made and shall not have been withdrawn; and (2) on or prior to the first anniversary of such termination of this Agreement, either: (x) a Parent Acquisition Transaction is consummated; or (y) a definitive agreement relating to a Parent Acquisition Transaction is entered into by an Accelrys Corporation, or (B) a Parent Triggering Event shall have occurred prior to the date of termination, then Parent shall pay to the Company, in cash at the time specified in the following sentence, a nonrefundable fee in the amount of $7,500,000 (the “Parent Termination Fee”). The Parent Termination Fee shall be paid as follows: (x) in the case of clause “(i)” or “(ii)(B)” of the preceding sentence, within two business days after termination of this Agreement; and (y) in the case of clause “(ii)(A)” of the preceding sentence, within two business days after the first to occur of the consummation of the Parent Acquisition Transaction or the entering into by an Accelrys Corporation of the definitive agreement related thereto.

If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(e), then Parent shall pay to the Company in cash within two business days after the termination of this Agreement the amount of $1,000,000 in respect of the Company’s expenses in connection with this Agreement, which shall be credited against the fees payable pursuant to this Section 8.3(c), if any.

(d)           Any fee due under this Section 8.3 shall be paid by wire transfer of immediately available funds to an account designated in writing by the receiving party to the paying party.  If a party fails to pay when due any amount payable by such party under this Section 8.3, then: (i) such party shall reimburse the other party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 8.3; and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the lower of: (i) 350 basis points over the “prime rate” (as announced by Citibank, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid; or (ii) the maximum rate permitted by applicable Legal Requirements.

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Section 9.               Miscellaneous Provisions

9.1           Amendment.  This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Parent Proposals by Parent’s stockholders); provided, however, that: (a) after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by applicable Legal Requirements requires further approval of the stockholders of the Company without the further approval of such stockholders; and (b) after any such approval of the Parent Proposals by Parent’s stockholders, no amendment shall be made which by law or regulation of the NASDAQ Global Market requires further approval of Parent’s stockholders without the further approval of such stockholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2           Waiver.

(a)           No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)           No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3           No Survival of Representations and Warranties.  None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

9.4           Entire Agreement; Counterparts; Exchanges by Facsimile.  This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that  the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms (it being understood that no provision in the Confidentiality Agreement shall limit any party’s rights or remedies in the case of fraud).  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5           Applicable Law; Jurisdiction; Specific Performance; Remedies.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware; and (b) each of the parties irrevocably waives the right to trial by jury. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

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9.6           Disclosure Schedules.  The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2.  The Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 3. For purposes of this Agreement: (a) each statement or other item of information set forth in the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in Section 2; and (b) each statement or other item of information set forth in the Parent Disclosure Schedule shall be deemed to be a representation and warranty made by Parent in Section 3.  The Company Disclosure Schedule and Parent Disclosure Schedule shall each be delivered as of the date hereof, and no amendments or modifications thereto shall be made.  Any purported update or modification to the Company Disclosure Schedule or Parent Disclosure Schedule after the date hereof shall be disregarded.

9.7           Attorneys’ Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.8           Assignability; No Third Party Rights.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect.  Except as specifically provided in Section 5.6, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.9           Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), two business days after mailing; (c) if sent by facsimile transmission before 5:00 p.m. Pacific Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. Pacific Time and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Merger Sub:

Accelrys, Inc.
10188 Telesis Court, Suite 100
San Diego, CA 92121
Attention:  David R. Mersten, Esq.
Facsimile:  (858) 799-5107

76.

with a copy (which shall not constitute notice) to:

Paul, Hastings, Janofsky & Walker LLP
4747 Executive Drive
12th Floor
San Diego, CA  92121
Attention:  Carl R. Sanchez
Facsimile:  (858) 458-3130

if to the Company:

Symyx Technologies, Inc.
3100 Central Expressway
Santa Clara, CA 95051 fax
Attention:  Rex Jackson
Facsimile:  (408) 773-4075

with a copy (which shall not constitute notice) to:

Cooley Godward Kronish llp
5 Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Attention:  Timothy J. Moore and Barbara Borden
Facsimile: (650) 849-7400

9.10        Cooperation.  The Company agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.11        Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.12         Construction.

(a)           For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

77.

(b)           The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e)           The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

78.

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Accelrys, Inc.

By:	/s/ Max Carnecchia
Name:	Max Carnecchia
Title:	President & Chief Executive Officer

Alto Merger Sub, Inc.

By:	/s/ Max Carnecchia
Name:	Max Carnecchia
Title:	President & Chief Executive Officer

Symyx Technologies, Inc.

By:	/s/ Isy Goldwasser
Name:	Isy Goldwasser
Title:	Chief Executive Officer

Merger Agreement Signature Page

Exhibit A

Certain Definitions

For purposes of the Agreement (including this Exhibit A):

Accelrys Corporations.  “Accelrys Corporations” shall mean: (a) Parent; and (b) each of Parent’s Subsidiaries.

Active Company Product.  “Active Company Product” shall mean any Company Product except for each of the following: (a) each Company Product relating solely to the HPR Business; and (b) each Company Product and each Company Product Software that was sold to Freeslate pursuant to the HPR Transaction Agreements to the extent such Company Product or Company Product Software is not material to the Company’s business as conducted immediately prior to the Effective Time.

Active Company Product Software. “Active Company Product Software” shall mean any Company Product Software except for each of the following: (a) each Company Product Software relating solely to the HPR Business; and (b) each Company Product Software that was sold to Freeslate pursuant to the HPR Transaction Agreements to the extent such Company Product Software is not material to the Company’s business as conducted immediately prior to the Effective Time.

COBRA.  “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code. “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

Company Acquisition Proposal.  “Company Acquisition Proposal” shall mean any inquiry, indication of interest, request for nonpublic, information offer or proposal (other than any of the foregoing made or submitted by Parent or Merger Sub) contemplating or otherwise relating to or that would reasonably be expected to lead to any Company Acquisition Transaction.

Company Acquisition Transaction.  “Company Acquisition Transaction” shall mean any transaction or series of transactions (other than the Contemplated Transactions) involving:

(a)           any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which the Company or any of its Subsidiaries is a constituent corporation and which would result in a third party beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries; or (iii) in which the Company or any of its Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries;

(b)           any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company or any of its  Subsidiaries; or

A-1.

(c)           any liquidation or dissolution of the Company or any of its Subsidiaries.

Company Affiliate.  “Company Affiliate” shall mean any Person under common control with any of the Symyx Corporations within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder; for the avoidance of doubt Freeslate, Inc. (formerly known as HPR Global, Inc.) shall not be considered a Company Affiliate.

Company Associate.  “Company Associate” shall mean any current or former officer or other employee, or current or former independent contractor, consultant or director, of or to any of the Symyx Corporations or any Company Affiliate.

Company Audited Balance Sheet.  “Company Audited Balance Sheet” shall mean the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2009 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Company Board.  “Company Board” shall mean the Company’s board of directors.

Company Common Stock.  “Company Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.

Company Contract.  “Company Contract” shall mean any Contract:  (a) to which any of the Symyx Corporations is a party; (b) by which any of the Symyx Corporations or any Company IP or any other asset of any of the Symyx Corporations is or may become bound or under which any of the Symyx Corporations has, or may become subject to, any obligation; or (c) under which any of the Symyx Corporations has or may acquire any right or interest.

Company Designated Representations.  “Company Designated Representations” shall mean the representations and warranties set forth in Sections 2.3(a), 2.3(c), 2.3(e), 2.21, 2.22, 2.23 and 2.26.

Company Disclosure Schedule.  “Company Disclosure Schedule” shall mean the Company Disclosure Schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

Company Employee.  “Company Employee” shall mean any director or any officer or other employee of any of the Symyx Corporations.

Company Employee Agreement. “Company Employee Agreement” shall mean each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Symyx Corporations or any Company Affiliate; and (b) any Company Associate, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of any Symyx Corporation or any Company Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit.

Company Employee Plan.   “Company Employee Plan” shall mean each plan, program, policy, practice or Contract (including any Company Foreign Plan) providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, change in control payments, sick pay, paid time off, vacation pay, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, participated in, established by, sponsored, or required to be maintained or contributed to, participated in, established by, sponsored, by any of the Symyx Corporations or any Company Affiliate for the benefit of any Company Associate; or (b) with respect to which any of the Symyx Corporations or any Company Affiliate has or may incur or become subject to any liability or obligation; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.

A-2.

Company Equity Award.  “Company Equity Award” shall mean any form of compensation (including deferred compensation) that is or may be paid or settled in Company Common Stock.

Company Foreign Plan.  “Company Foreign Plan” shall mean any: (a) plan, program, policy, practice, Contract or other arrangement of any Symyx Corporation mandated by a Governmental Body outside the United States; (b) Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States; or (c) Company Employee Plan that covers or has covered any Company Associate whose services are or have been performed primarily outside the United States.

Company IP. “Company IP” shall mean: (a) all Intellectual Property Rights in or to the Active Company Products and all Intellectual Property Rights in or to Active Company Product Software; and (b) all other Intellectual Property Rights and Intellectual Property with respect to which any of the Symyx Corporations has (or purports to have) an ownership interest or an exclusive license or similar exclusive right, except for each Intellectual Property Rights and Intellectual Property: (i) relating solely to the HPR Business; and (ii) that was sold to Freeslate pursuant to the HPR Transaction Agreements to the extent such Intellectual Property Rights and Intellectual Property are not material to the Company’s business as conducted immediately prior to the Effective Time.

Company Material Adverse Effect.  “Company Material Adverse Effect” shall mean any effect, change, claim, event or circumstance (collectively, “Effect”) that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition or results of operations of the Symyx Corporations taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (i) conditions generally affecting the industries in which the Company participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Symyx Corporations taken as a whole; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Symyx Corporations, taken as a whole; (iii) changes in the trading price or trading volume of Company Common Stock (it being understood, however, that except as otherwise provided in clauses “(i),” “(ii),” “(iv),” “(v)” or “(vii)” of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume of Company Common Stock may give rise to a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iv) changes in GAAP (or any interpretations of GAAP) applicable to Company or any of its Subsidiaries; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iii),” “(iv)” or “(vi)” of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); or (vi) loss of employees, suppliers or customers (including customer orders or Contracts) resulting directly from the announcement or pendency of this Agreement or the Contemplated Transactions; or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement; or (c) Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation or to exercise its rights under the Agreement or any of the Company Stockholder Voting Agreements.

A-3.

Company Option Plans.  “Company Option Plans” shall mean: (a) the Company’s 2007 Stock Incentive Plan; (b) 2003 IntelliChem Option Plan, as amended; (c) the Company’s 2001 Nonstatutory Stock Option Plan; (d) 2000 Synthematix Equity Plan; and (e) the Company’s 1997 Stock Plan, as amended.

Company Options.  “Company Options” shall mean options to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Option Plans, assumed by the Company or otherwise).

Company Pension Plan.  “Company Pension Plan” shall mean each: (a) Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (whether or not ERISA is applicable to such plan); or (b) other occupational pension plan, including any final salary or money purchase plan.

Company Preferred Stock.  “Company Preferred Stock” shall mean the Preferred Stock, $0.001 par value per share, of the Company.

Company Product.  “Company Product” shall mean any product or service: (a) developed, manufactured, marketed, distributed, offered, provided, leased, licensed or sold, directly or indirectly, by or on behalf of any Symyx Corporation since January 1, 2008 period preceding the date of this Agreement or for which any Symyx Corporation has any support or maintenance obligations; or (b) currently under development by or for any Symyx Corporation (whether or not in collaboration with another Person).

Company Product Software. “Company Product Software” shall mean any software (regardless of whether such software is owned by a Symyx Corporation or licensed to a Symyx Corporation by a third party) contained or included in or provided with any Company Product or used in the development, manufacturing, maintenance, repair, support, testing or performance of any Company Product.

Company RSU. “Company RSU” shall mean each restricted stock unit representing the right to vest in and be issued shares of Company Common Stock by the Company, whether granted by the Company pursuant to a Company Option Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

Company Source Code.  “Company Source Code” shall mean any source code, or any portion, aspect or segment of any source code, relating to any Intellectual Property owned by or licensed to any of the Symyx Corporations or otherwise used by any of the Symyx Corporations, including the Company Product Software, but excluding any Intellectual Property relating to or used in the HPR Business.

Company Superior Offer.  “Company Superior Offer” shall mean a bona fide written Company Acquisition Proposal made by a third party, that is determined by the Company Board, in its good faith judgment, after consulting with a financial advisor of nationally recognized reputation and outside legal counsel, and after taking into account all legal, regulatory, financial and other aspects of the proposal, including the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to the Company’s stockholders than the Merger determined on a basis of long-term value; provided, however, that for purposes of this definition of “Company Superior Offer,” the defined term “Company Acquisition Proposal” shall have the meaning assigned to such term herein, except that all references to “15%” contained in the definition of “Company Acquisition Transaction” when it is used in the definition of Company Acquisition Proposal shall be deemed to be a reference to “50%.”

A-4.

Company Triggering Event.  A “Company Triggering Event” shall be deemed to have occurred if:  (a) the Company Board shall have failed to recommend that the Company’s stockholders vote to adopt the Agreement, or shall have withdrawn or shall have modified in a manner adverse to Parent the Company Board Recommendation; (b) the Company shall have failed to include in the Joint Proxy Statement/Prospectus the Company Board Recommendation or a statement to the effect that the Company Board has determined and believes that the Merger is advisable to, and in the best interests of, the Company’s stockholders; (c) the Company Board fails to reaffirm the Company Board Recommendation, or fails to reaffirm its determination that the Merger is in the best interests of the Company’s stockholders, within 10 business days after Parent requests in writing that such recommendation or determination be reaffirmed; (d) the Company Board shall have approved, endorsed or recommended any Company Acquisition Proposal; (e) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Company Acquisition Proposal; (f) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (g) a Company Acquisition Proposal is publicly announced, and the Company fails to issue a press release announcing its opposition to such Company Acquisition Proposal within 10 business days after such Company Acquisition Proposal is announced; or (h) the Company shall have breached in any material respect any material provision of Section 4.4(a) or Section 5.2 of the Agreement.

Company Warrant. “Company Warrant” shall mean each warrant to purchase shares of Company Common Stock (or exercisable for cash).

Confidentiality Agreement.  “Confidentiality Agreement” shall mean that certain letter agreement, dated as of April 16, 2009, between the Company and Parent.

Consent.  “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions.  “Contemplated Transactions” shall mean the Merger and the other transactions contemplated by the Agreement, the Company Stockholder Voting Agreements, the Rights Agreement Amendment and the Parent Stockholder Voting Agreements.

Contract.  “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

DGCL.  “DGCL” shall mean the Delaware General Corporation Law.

DOL.  “DOL” shall mean the United States Department of Labor.

Employment Site.  “Employment Site” with respect to an Entity, shall mean each of the following: (a) each site of employment; or (b) one or more facilities or operating units within any site of employment or facility of such Entity.

Encumbrance.  “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

A-5.

Entity.  “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law.  “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution worker safety, exposure of any individual to Materials of Environmental Concern or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

ERISA.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act.  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Form S-4 Registration Statement.  “Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the  issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

GAAP.  “GAAP” shall mean generally accepted accounting principles in the United States.

Governmental Authorization.  “Governmental Authorization” shall mean any:  (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Freeslate.  “Freeslate” shall mean Freeslate, Inc. (formerly HPR Global, Inc.).

Governmental Body.  “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the NASDAQ Global Market).

HPR Agreement.  “HPR Agreement” shall mean that certain Asset Purchase Agreement, dated as of February 11, 2010, by and among Freeslate, the Company and Symyx Solutions, Inc. (“Symyx Solutions”).

HPR Business.  “HPR Business” shall mean the business referred to as Symyx HPR in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, including the HPR tools business and contract research services operations.

HPR Transaction Agreements.  “HPR Transaction Agreements” shall mean the following (referred to collectively): (a) that certain Software License, Services and Co-Marketing Agreement, dated March 1, 2010, by and between Symyx Solutions and Freeslate; (b) that certain Technology License Agreement, dated February 11, 2010 by and between Symyx Solutions and Freeslate; and (c) the HPR Agreement.

A-6.

HSR Act.  “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Intellectual Property.  “Intellectual Property” shall mean algorithms, apparatus, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights.  “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark, trade name and domain name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

IRS.   “IRS” shall mean the United States Internal Revenue Service.

Joint Proxy Statement/Prospectus.  “Joint Proxy Statement/Prospectus” shall mean the joint proxy statement/prospectus to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting and to Parent’s stockholders in connection with the Parent Stockholders’ Meeting.

Legal Proceeding.  “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement.  “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Global Market).

Made Available.  Any statement in the Agreement to the effect that any information, document or other material has been “Made Available” shall mean that: (a) with respect to information, document or other material Made Available by the Company: (i) such information, document or material was made available by the Company for review by Parent or Parent’s Representatives for a reasonable period of time prior to the execution of the Agreement in the virtual data room maintained by the Company with Merrill Data Site in connection with the transactions contemplated by the Agreement (it being understood that a document that was only made available for review in the virtual data room in the two days prior to the execution of the Agreement shall only be deemed to have been made available for a reasonable period of time if the Company shall have promptly notified Parent or its outside legal counsel in writing that such document was uploaded into the virtual data room); and (ii) Parent and Parent’s Representatives had access to such information, document or material throughout such period of time; and (b) with respect to information, document or other material Made Available by Parent: (i) such information, document or material was made available by Parent for review by the Company or the Company’s Representatives for a reasonable period of time prior to the execution of the Agreement in the virtual data room maintained by Parent with RR Donnelley in connection with the transactions contemplated by the Agreement (it being understood that a document that was only made available for review in the virtual data room in the two days prior to the execution of the Agreement shall only be deemed to have been made available for a reasonable period of time if Parent shall have promptly notified the Company or its outside legal counsel in writing that such document was uploaded into the virtual data room); and (ii) the Company and the Company’s Representatives had access to such information, document or material throughout such period of time.

A-7.

Materials of Environmental Concern.  “Materials of Environmental Concern” shall mean any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

Order. “Order” shall mean any order, writ, injunction, judgment or decree.

Other Parent Proposals. “Other Parent Proposals” shall mean: (a) a proposal for the election of directors whose terms are expiring; and (b) ratification of the selection of Parent’s independent registered public accounting firm.

Parent Acquisition Proposal.  “Parent Acquisition Proposal” shall mean any inquiry, indication of interest, request for nonpublic information, offer or proposal (other than any of the foregoing made or submitted by the Company) contemplating or otherwise relating to or that would reasonably be expected to lead to any Parent Acquisition Transaction.

Parent Acquisition Transaction.  “Parent Acquisition Transaction” shall mean any transaction or series of transactions (other than the Contemplated Transactions) involving:

(a)           any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which Parent or any of its Subsidiaries is a constituent corporation and which would result in a third party beneficially owning 15% or more of any class of equity or voting securities of Parent or any of its Subsidiaries; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of Parent or any of its Subsidiaries; or (iii) in which Parent or any of its Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of Parent or any of its Subsidiaries;

A-8.

(b)           any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of Parent or any of its  Subsidiaries; or

(c)           any liquidation or dissolution of Parent or any of its Subsidiaries.

Parent Affiliate.  “Parent Affiliate” shall mean any Person under common control with any of the Accelrys Corporations within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Parent Associate.  “Parent Associate” shall mean any current or former officer or other employee, or current or former independent contractor, consultant or director, of or to any of the Accelrys Corporations or any Parent Affiliate.

Parent Board.  “Parent Board” shall mean Parent’s board of directors.

Parent Contract.    “Parent Contract” shall mean any Contract:  (a) to which any of the Accelrys Corporations is a party; (b) by which any of the Accelrys Corporations or any Company IP or any other asset of any of the Accelrys Corporations is or may become bound or under which any of the Accelrys Corporations has, or may become subject to, any obligation; or (c) under which any of the Accelrys Corporations has or may acquire any right or interest.

Parent Common Stock.  “Parent Common Stock” shall mean the Common Stock, $0.0001 par value per share, of Parent.

Parent Designated Representations.  “Parent Designated Representations” shall mean the representations and warranties set forth in Sections 3.3(a), 3.3(c), 3.3(d), 3.3(f), 3.21, 3.22, 3.23, 3.26, 3.27 and 3.28.

Parent Disclosure Schedule.  “Parent Disclosure Schedule” shall mean the Parent Disclosure Schedule that has been prepared by Parent in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by Parent to the Company on the date of the Agreement.

Parent Employee.  “Parent Employee” shall mean any director or any officer or any other employee of any of the Accelrys Corporations.

Parent Employee Agreement.  “Parent Employee Agreement” shall mean any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Accelrys Corporations; and (b) any Parent Employee, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of any Accelrys Corporation or any Parent Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit.

Parent Employee Plan.  “Parent Employee Plan” shall mean any plan, program, policy, practice or Contract (including any Parent Foreign Plan) providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, change in control payments, sick pay, paid time off, vacation pay, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is maintained or contributed to, or required to be maintained or contributed to, by any of the Accelrys Corporations for the benefit of any Parent Employee; or (b) with respect to which any of the Accelrys Corporations has or may incur or become subject to any liability or obligation; provided, however, that a Parent Employee Agreement shall not be considered a Parent Employee Plan.

A-9.

Parent Equity Award. “Parent Equity Award” shall mean any form of compensation (including deferred compensation) that is or may be paid or settled in Parent Common Stock.

Parent ESPP. “Parent ESPP” shall mean Parent’s 2005 Employee Stock Purchase Plan.

Parent Foreign Plan.  “Parent Foreign Plan” shall mean any: (a) plan, program, policy, practice, Contract or other arrangement of any Accelrys Corporation mandated by a Governmental Body outside the United States; (b) Parent Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States; or (c) Parent Employee Plan that covers or has covered any Parent Associate whose services are or have been performed primarily outside the United States.

Parent IP.  “Parent IP” shall mean: (a) all Intellectual Property Rights in or to the Parent Products and all Intellectual Property Rights in or to Parent Product Software; and (b) all other Intellectual Property Rights and Intellectual Property with respect to which any of the Accelrys Corporations has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Parent Material Adverse Effect.  “Parent Material Adverse Effect” shall mean any Effect that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition or results of operations of the Accelrys Corporations taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: (i) conditions generally affecting the industries in which Parent participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Accelrys Corporations taken as a whole; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Accelrys Corporations taken as a whole; (iii) changes in the trading price or trading volume of Parent Common Stock (it being understood, however, that , except as otherwise provided in clauses “(i),” “(ii),” “(iv),” “(v)” or “(vi)” of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume of Parent Common Stock may give rise to a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iv) changes in GAAP (or any interpretations of GAAP) applicable to Parent or any of its Subsidiaries; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iii),” “(iv)” or “(vi)” of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); or (vi) loss of employees, suppliers or customers (including customer orders or Contracts) resulting directly from the announcement or pendency of this Agreement or the Contemplated Transactions; or (b) the ability of Parent to consummate the Merger or to perform any of its obligations under the Agreement.

Parent Material Contract.  “Parent Material Contract” shall have the meaning assigned to such term in Section 3.

A-10.

Parent Option Plans. “Parent Option Plans” shall mean: (a) Parent’s 1994 Incentive Stock Plan, as amended; (b) Parent’s 1995 Director Option Plan, as amended; (c) Parent’s 2000 Stock Option Plan, (d) Parent’s 2004 New Hire Equity Incentive Plan; and (e) Parent’s 2004 Stock Incentive Plan, as amended.

Parent Options.  “Parent Options” shall mean options to purchase shares of Parent Common Stock from Parent (whether granted by Parent pursuant to the Parent Option Plans, assumed by Parent or otherwise).

Parent Pension Plan.  “Parent Pension Plan” shall mean each: (a) Parent Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (whether or not ERISA is applicable to such plan); or (b) other occupational pension plan, including any final salary or money purchase plan.

Parent Preferred Stock.  “Parent Preferred Stock” shall mean the Preferred Stock, $0.0001 par value per share, of the Parent.

Parent Product. “Parent Product” shall mean any product or service: (a) developed, manufactured, marketed, distributed, offered, provided, leased, licensed or sold, directly or indirectly, by or on behalf of any Accelrys Corporation since January 1, 2008 period preceding the date of this Agreement or for which any Accelrys Corporation has any support or maintenance obligations; or (b) currently under development by or for any Accelrys Corporation (whether or not in collaboration with another Person).

Parent Product Software.  “Parent Product Software” shall mean any software (regardless of whether such software is owned by an Accelrys Corporation or licensed to an Accelrys Corporation by a third party) contained or included in or provided with any Parent Product or used in the development, manufacturing, maintenance, repair, support, testing or performance of any Parent Product.

Parent Rights Agreement.  “Parent Rights Agreement” shall mean the Preferred Stock Rights Agreement, dated as of September 6, 2002, between the Parent and American Stock Transfer & Trust Company, as Rights Agent (including Exhibit A thereto, the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock).

Parent RSU. “Parent RSU” shall mean each restricted stock unit representing the right to vest in and be issued shares of Parent Common Stock by Parent, whether granted by Parent pursuant to a Parent Option Plan, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

Parent Source Code. “Parent Source Code” shall mean any source code, or any portion, aspect or segment of any source code, relating to any Intellectual Property owned by or licensed to any of the Accelrys Corporations or otherwise used by any of the Accelrys Corporations, including the Company Product Software.

Parent Superior Offer.  “Parent Superior Offer” shall mean a bona fide written Parent Acquisition Proposal made by a third party, that is determined by the Parent Board, in its good faith judgment, after consulting with a financial advisor of nationally recognized reputation and outside legal counsel, and after taking into account all legal, regulatory, financial and other aspects of the proposal, including the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to Parent’s stockholders than the Merger determined on a basis of long-term value; provided, however, that for purposes of this definition of “Parent  Superior Offer,” the defined term “Parent  Acquisition Proposal” shall have the meaning assigned to such term herein, except that all references to “15%” contained in the definition of “Parent  Acquisition Transaction” when it is used in the definition of Parent  Acquisition Proposal shall be deemed to be a reference to “50%.”

A-11.

Parent Triggering Event.  A “Parent Triggering Event” shall be deemed to have occurred if: (a) the Parent Board shall have failed to recommend that Parent’s stockholders vote to approve the Parent Proposals, or shall have withdrawn or shall have modified in a manner adverse to the Company the Parent Board Recommendation; (b) Parent shall have failed to include in the Joint Proxy Statement/Prospectus the Parent Board Recommendation or a statement to the effect that the Parent Board has determined and believes that the Parent Proposals are advisable to, and in the best interests of, the Parent’s stockholders; (c) the Parent Board fails to reaffirm the Parent Board Recommendation, or fails to reaffirm its determination that the Parent Proposals are in the best interests of Parent’s stockholders, within 10 business days after the Company requests in writing that such recommendation or determination be reaffirmed; (d) the Parent Board shall have approved, endorsed or recommended any Parent Acquisition Proposal; (e) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Parent Acquisition Proposal; (f) a tender or exchange offer relating to securities of Parent shall have been commenced and Parent shall not have sent to its securityholders, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that Parent recommends rejection of such tender or exchange offer; (g) a Parent Acquisition Proposal is publicly announced, and Parent fails to issue a press release announcing its opposition to such Parent Acquisition Proposal within 10 business days after such Parent Acquisition Proposal is announced; or (h) Parent shall have breached in any material respect any material provision of Section 4.4(b) or Section 5.3 of the Agreement.

Parent Unaudited Balance Sheet.  “Parent Unaudited Balance Sheet” shall mean the unaudited consolidated balance sheet of Parent and its consolidated Subsidiaries as of December 31, 2009 included in Parent’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2009.

Parent Warrant. “Parent Warrant” shall mean each warrant to purchase shares of Parent Common Stock (or exercisable for cash).

Person.  “Person” shall mean any individual, Entity or Governmental Body.

Registered IP.  “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

Release.  “Release” shall mean any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

Representatives.  “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, investment bankers, other advisors and representatives.

Sarbanes-Oxley Act.  “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act.  “Securities Act” shall mean the Securities Act of 1933, as amended.

Subsidiary.  An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

A-12.

Symyx Corporations.  “Symyx Corporations” shall mean: (a) the Company; and (b) each of Company’s Subsidiaries.

Tax. “Tax” shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), tariff, customs duty, and any charge, fine, penalty or interest related to a tax, imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return.  “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

A-13.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among:

Accelrys Inc.,
a Delaware corporation;

Alto Merger Sub, Inc.,
a Delaware corporation; and

Symyx Technologies, Inc.,
a Delaware corporation

___________________________

Dated as of April 5, 2010
___________________________

i.

(continued)

ii.

(continued)

iii.

(continued)

iv.

(continued)

v.